Exhibit 10.1

AGREEMENT

DATED 21st June, 2004

£150,000,000

CREDIT FACILITY

FOR

ARAMARK IRELAND HOLDINGS LIMITED

ARRANGED BY

BARCLAYS CAPITAL

DEUTSCHE BANK AG LONDON

WITH

BARCLAYS BANK PLC

as Facility Agent

ALLEN & OVERY LLP

LONDON

2 August 2004

2 August 2004

Schedules		Page
1.	Original Parties	77
2.	Conditions precedent documents	79
3.	Form of Request	omitted
4.	Calculation of the Mandatory Cost	omitted
5.	Form of Transfer Certificate	omitted
6.	Form of Accession Agreement	omitted
7.	Form of Letter of Credit	omitted
8.	Form of Supplemental Agreement	omitted

Signatories		83

2 August 2004

THIS AGREEMENT is dated 21st June, 2004

BETWEEN:

(1)	ARAMARK IRELAND HOLDINGS LIMITED (the Original Borrower);

(2)	ARAMARK CORPORATION, a Delaware corporation (the Company);

(3)	THE COMPANIES listed in Schedule 1 (Original Parties) as original guarantors (in this capacity the Original Guarantors);

(4)	BARCLAYS CAPITAL AND DEUTSCHE BANK AG LONDON as mandated lead arrangers (in this capacity the Arrangers);

(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Parties) as original lenders (the Original Lenders);

(6)	BARCLAYS BANK PLC as issuing bank (in this capacity the Initial Issuing Bank); and

(7)	BARCLAYS BANK PLC as facility agent (in this capacity the Facility Agent).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Accession Agreement means a letter, substantially in the form of (Form of Accession Agreement), with such amendments as the Facility Agent and the Original Borrower may agree.

Additional Borrower means a member of the Group which becomes a Borrower after the date of this Agreement.

Additional Guarantor means a member of the Group which becomes a Guarantor after the date of this Agreement.

Additional Lender means a bank or a financial institution which becomes a Lender in accordance with Clause 2.3 (Increase in Total Commitments).

Additional Obligor means an Additional Borrower or an Additional Guarantor.

Administrative Party means an Arranger, each Issuing Bank or the Facility Agent.

Affiliate means a Subsidiary or a Holding Company of a Person or any other Subsidiary of that Holding Company.

Availability Period means the period from and including the date of this Agreement to and including the date falling one month before the Final Maturity Date.

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Benefit Arrangement means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

Borrower means the Original Borrower or an Additional Borrower.

Break Costs means the amount (if any) which a Lender is entitled to receive under Clause 27.3 (Break Costs) as compensation if any part of a Loan or overdue amount is repaid or prepaid.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, New York and Dublin and:

(a)	if on that day a payment in or a purchase of a currency (other than euro) is to be made, the principal financial centre of the country of that currency; or

(b)	if on that day a payment in or a purchase of euro is to be made, which is also a TARGET Day.

Capital Lease means a lease that would be capitalised on a balance sheet of the lessee prepared in accordance with generally accepted accounting principles.

Code means the U.S. Internal Revenue Code of 1986, as amended, or any successor statute.

Commitment means:

(a)	for an Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) under the heading Commitments and the amount of any other Commitment it acquires whether pursuant to Clause 2.3 (Increase in Total Commitments) or otherwise; and

(b)	for any other Lender, the amount of any Commitment it acquires whether pursuant to Clause 30 (Changes to the Parties) or Clause 2.3 (Increase in Total Commitments) or otherwise,

to the extent not cancelled, transferred or reduced under this Agreement.

Consolidated Cash Flow Available for Fixed Charges means for any period EBITDA for such period, plus the excess (if any) of:

(a)	the aggregate amounts deducted in determining Consolidated Net Income for such period in respect of rental expense;

over

(b)	the aggregate amounts included in determining such Consolidated Net Income in respect of rental income (excluding any portion of such rental expense or rental income in respect of leases having a term of one year or less or in respect of Capital Leases).

Consolidated Fixed Charges means for any period (the Applicable Period) the sum of, without duplication:

(a)	the Consolidated Interest Charges accrued in the Applicable Period; and

2	2 August 2004

(b)	the excess (if any) of:

(i)	the aggregate amounts deducted in determining Consolidated Net Income for the Applicable Period in respect of rental expense;

over

(ii)	the aggregate amounts included in determining such Consolidated Net Income in respect of rental income (excluding any portion of such rental expense or rental income in respect of leases having a term of one year or less or in respect of Capital Leases); and

(c)	the aggregate amount of dividends accrued in the Applicable Period in respect of Series Preferred Stock.

Consolidated Interest Charges means for any period the aggregate interest expense of the Company and its Consolidated Subsidiaries for such period including, without limitation, (i) the portion of any obligation under Capital Leases allocable to interest expense in accordance with generally accepted accounting principles and (ii) the portion of any debt discount or premium arising at issuance of such debt that shall be amortised in such period.

Consolidated Net Income means for any period the consolidated net income of the Group for such period.

Consolidated Subsidiary means, at any date with respect to any Person, any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in the consolidated financial statements of such Person as of such date.

Consolidated Tangible Assets means at any date the consolidated assets of the Company and its Consolidated Subsidiaries determined as of such date less their consolidated goodwill, all determined as of such date.

Contingent Liability means any quantifiable obligation or liability which is of a type required to be disclosed as a contingent liability in the consolidated financial statements of the Company and its Consolidated Subsidiaries in accordance with generally accepted accounting principles provided that Guarantees constitute Debt and not Contingent Liabilities.

Credit means a Loan or a Letter of Credit.

Debt of any Person means, without duplication:

(a)	all obligations of such Person for borrowed money;

(b)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)	all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business;

(d)	all obligations of such Person as lessee under Capital Leases;

(e)	all obligations of such Person to purchase securities which arise out of or in connection with the sale of the same or substantially similar securities;

3	2 August 2004

(f)	all noncontingent obligations (and, for purposes of Clause 22.5 (Negative Pledge), all contingent obligations) of such Person to reimburse any other Person for amounts which have been drawn under a letter of credit or similar instrument;

(g)	all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person (such Debt to have a principal amount, for purposes of determinations under this Agreement, not exceeding the net unencumbered carrying value of such asset under generally accepted accounting principles); and

(h)	all Debt of others Guaranteed by such Person (such Debt to have a principal amount, for purposes of determinations under this Agreement, not exceeding the portion of such Debt Guaranteed by such Person).

Default means:

(a)	an Event of Default; or

(b)	an event which would be (with the expiry of a grace period, the giving of notice or any combination of them) unless cured or waived an Event of Default.

Derivatives Obligations of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

Disposition means the sale, assignment, transfer or other disposition by any Person of any asset or assets in a transaction or series of related transactions.

EBITDA means for any period Consolidated Net Income for such period, excluding any extraordinary items of gain or loss, plus the aggregate amounts deducted in determining Consolidated Net Income for such period in respect of (i) income taxes, (ii) Consolidated Interest Charges and (iii) depreciation, amortization and other similar non-cash charges. If the period for which EBITDA is calculated includes a date on which the Company or any of its Consolidated Subsidiaries made a Major Asset Acquisition or Major Asset Sale, then EBITDA for such period shall be calculated on a pro forma basis as if such acquisition or sale had occurred on the first day thereof.

Effective Date means the date on which either:

(a)	the Supplemental Agreement; or

(b)	the increase in Total Commitments by way of voluntary increase in a Lender’s Commitment,

as applicable, takes effect in accordance with Clause 2.3(e) (Increase in Total Commitments).

Environmental Laws means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous

4	2 August 2004

Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

ERISA means the U.S. Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

ERISA Group means the Company any Subsidiary of the Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any Subsidiary of the Company, are treated as a single employer under Section 414 of the U.S. Internal Revenue Code.

EURIBOR means for a Term of any Loan or overdue amount in euro:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for that Term of that Loan or overdue amount, the arithmetic mean (rounded upward or downward from the midpoint to the nearest four decimal places) of the rates as supplied to the Facility Agent which each of the Reference Banks is offering to leading banks in the European interbank market, as of 11.00 a.m. (Brussels time) on the Rate Fixing Day for the offering of deposits in euro for a period comparable to that Term.

euro means the single currency of the Participating Member States.

Event of Default means an event specified as such in Clause 23 (Default).

Excess Contingent Liabilities means at any time all Contingent Liabilities of the Company and its Subsidiaries other than:

(a)	surety or fidelity bonds or letters of credit issued on behalf of the Company or any of its Subsidiaries issued in the normal course of business of the Company or such Subsidiary, as the case may be; and

(b)	other Contingent Liabilities in an aggregate amount not exceeding $100,000,000.

Excess Secured Debt means secured Debt other than Debt secured by Liens permitted by paragraphs (i) to (vii) of Clause 22.5(b) (Negative Pledge).

Facility means the credit facility made available under this Agreement.

Facility Office means the office(s) notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ notice,

as the office(s) through which it will perform its obligations under this Agreement.

Fee Letter means any letter entered into by reference to this Agreement between one or more Administrative Parties and the Original Borrower setting out the amount of certain fees referred to in this Agreement.

5	2 August 2004

Final Maturity Date means the date falling five years after the date of this Agreement.

Finance Document means:

(a)	this Agreement;

(b)	a Fee Letter;

(c)	a Transfer Certificate;

(d)	an Accession Agreement; or

(e)	any other document designated as such by the Facility Agent and the Original Borrower.

Finance Party means a Lender or an Administrative Party.

Group means the Company and its Consolidated Subsidiaries.

Group Affiliate means any Person (other than the Company or a Subsidiary) which controls, is controlled by or is under common control with the Company. As used herein, the term control means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Guarantee by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

Guarantor means an Original Guarantor or an Additional Guarantor.

Hazardous Substances means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

Holding Company of any other Person, means a company in respect of which that other Person is a Subsidiary.

IBOR means LIBOR or, in the case of a euro denominated Credit, EURIBOR.

Increased Cost means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from a Facility or on its overall capital; or

6	2 August 2004

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Issuing Bank means the Initial Issuing Bank and each other Lender which becomes an Issuing Bank pursuant to Clause 7.7 (Additional Issuing Banks).

Lender means:

(a)	an Original Lender; or

(b)	any Person which becomes a Lender after the date of this Agreement.

Letter of Credit means a letter of credit, substantially in the form of (Form of Letter of Credit) or in any other form agreed by the relevant Issuing Bank, the Facility Agent and the Original Borrower.

LIBOR means for a Term of any Loan or overdue amount:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the relevant currency or Term of that Loan or overdue amount, the arithmetic mean (rounded upward or downward from the midpoint to the nearest four decimal places) of the rates, as supplied to the Facility Agent which each of the Reference Banks is offering to leading banks in the London interbank market, as of 11.00 a.m. on the Rate Fixing Day for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Term.

Lien means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purpose of this Agreement, the Company or any of its Subsidiaries shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement or other retention agreement relating to such asset or any Capital Lease.

Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or, as the case may be, the principal amount outstanding of that borrowing.

Major Asset Acquisition means any acquisition for cash or other consideration by the Company or any of its Consolidated Subsidiaries, or any series of such acquisitions of (a) any asset, (b) any group of related assets or (c) any shares of capital stock or any other ownership interest in any Person; provided that in the case of any such acquisition, or such series of acquisitions, the aggregate of all consideration (including cash, debt assumed and the fair market value (as certified by a Principal Officer of the Company) of all other consideration paid by the Company or any of its Consolidated Subsidiaries) for or in respect of such acquisition, or such series of acquisitions, exceeds $25,000,000; and provided further that no such acquisition or series of acquisitions by the Company from any Consolidated Subsidiary or by any Consolidated Subsidiary from the Company shall constitute a Major Asset Acquisition.

7	2 August 2004

Major Asset Sale means any Disposition by the Company or any of its Consolidated Subsidiaries of a Single Asset; provided that in the case of any such Disposition the aggregate of all cash, debt assigned and the fair market value (as certified by a Principal Officer of the Company) of all property received by the Company or any of its Consolidated Subsidiaries from or in respect of such Disposition exceeds $25,000,000; and provided further that (i) no such Disposition by any Wholly Owned Subsidiary of the Company to any other Wholly Owned Subsidiary of the Company shall constitute a Major Asset Sale and (ii) no Sale and Leaseback Transaction shall constitute a Major Asset Sale.

Majority Lenders means, at any time, Lenders:

(a)	whose share in the outstanding Credits then aggregate 66 2/3 per cent. or more of the aggregate of all the outstanding Credits of all the Lenders;

(b)	if there is no Credit then outstanding, whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments; or

(c)	if there is no Credit then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately before the reduction.

Management Equity Note has the meaning given to it in the U.S. Facility.

Mandatory Cost means the percentage rate per annum calculated by the Facility Agent under Schedule 4 (Calculation of the Mandatory Cost).

Margin means the rate per annum calculated in accordance with Clause 11.3 (Margin adjustments).

Material Financial Obligation means a principal or face amount of Debt and/or payment or collateralisation obligations in respect of Derivatives Obligations of the Company and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions exceeding in the aggregate of $50,000,000.

Material Subsidiary means, at any time, a Subsidiary of the Company whose total assets (or in the case of any Subsidiary which itself has Subsidiaries, the consolidated total assets of such Subsidiary and its Consolidated Subsidiaries) are at least 2 per cent. of the consolidated total assets of the Company and its Consolidated Subsidiaries, as shown by the financial statements then most recently delivered pursuant to Clause 20.1(Financial Information).

Maturity Date means the last day of the Term of a Credit.

Moody’s means Moody’s Investors Service Limited or any successor to its rating business.

Multiemployer Plan means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five-year period.

Obligor means a Borrower or a Guarantor.

Original Financial Statements means the audited consolidated financial statements of the Company for the year ended 3rd October, 2003.

8	2 August 2004

Original Obligor means the Original Borrower or an Original Guarantor.

Participating Member State means a member state of the European Communities that adopts or has adopted the euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.

PBGC means the U.S. Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

Party means a party to this Agreement.

Plan means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title I or IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either:

(a)	is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group; or

(b)	has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

Principal Officer means the chief executive officer, chief operating officer, chief financial officer, chief accounting officer, any executive vice president, treasurer or general counsel of the Company or a Borrower.

Pro Rata Share means:

(a)	for the purpose of determining a Lender’s share in a utilisation of the Facility, the proportion which its Commitment bears to the Total Commitments; and

(b)	for any other purpose on a particular date:

(i)	the proportion which a Lender’s share of the Credits (if any) bears to all the Credits;

(ii)	if there is no Credit outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date; or

(iii)	if the Total Commitments have been cancelled, the proportion which its Commitment bore to the Total Commitments immediately before being cancelled.

Qualification means, with respect to any report of independent public accountants covering financial statements of a Person (excluding the audit of management’s assessment of the effectiveness of internal control over financial reporting as required by Auditing Standard No. 2),:

(a)	an explanatory paragraph with respect to the continued existence of such Person, as contemplated by Statement on Auditing Standards No. 59; or

(b)	a qualification to such report (such as an “except for” statement therein) either:

(i)	resulting from a limitation on the scope of audit of such financial statements or the underlying data;

9	2 August 2004

(ii)	resulting from a change in accounting principles to which such independent public accountants take exception; or

(iii)	which could be eliminated by changes in financial statements or notes thereto covered by such report (such as, by the creation of or increase in a reserve or a decrease in the carrying value of assets) and which if so eliminated by the making of any such change and after giving effect thereto would occasion a Default, provided that neither of the following shall constitute a Qualification:

(i)	an explanatory paragraph relating to a change in accounting principles to which such independent public accountants take no exception; or

(ii)	an explanatory paragraph relating to the outcome or disposition of any uncertainty, including but not limited to threatened litigation, pending litigation being contested in good faith, pending or threatened claims or other contingencies, the impact of which litigation, claims, contingencies or uncertainties cannot be determined with sufficient certainty to permit quantification in such financial statements.

Qualifying Lender means any of the following persons:

(a)	a person which is, pursuant to Section 9 of the Central Bank Act, 1971 (Ireland) licensed to carry on banking business in Ireland and whose Facility Office is located in Ireland and which is carrying on a bona fide banking business in Ireland for the purposes of Section 246(3)(a) of the Taxes Consolidation Act, 1997 ( the Irish Taxes Act); or

(b)	an authorised credit institution under the terms of the Irish Codified Banking Directive and has duly established a branch in Ireland or has made all necessary notifications to its home state competent authorities required thereunder in relation to its intention to carry on banking business in Ireland and carries on a bona fide banking business in Ireland for the purposes of Section 246(3)(a) of the Irish Taxes Act and has its Facility Office located in Ireland; or

(c)	a company (within the meaning of Section 4 of the Irish Taxes Act) which is resident in and under the laws of a country with which Ireland has a Treaty or resident in and under the laws of a member state of the European Communities (other than Ireland), provided such company does not provide its commitment through or in connection with a branch or agency in Ireland, provided that where the recipient is:

(i)	a U.S. corporation, the U.S. corporation is incorporated in the U.S. and subject to tax in the U.S. on its worldwide income or;

(ii)	a U.S. LLC, the ultimate recipients of the interest are resident in and under the laws of a country with which Ireland has a Treaty or resident in and under the laws of a member state of the European Communities (other than Ireland) and the business conducted through the LLC is so structured for market reasons and not for tax avoidance purposes; or

10	2 August 2004

(d)	a qualifying company within the meaning of Section 110 of the Irish Taxes Act; or

(e)	a Treaty Lender.; or

(f)	a company (within the meaning of Section 4 of the Irish Taxes Act):

(i)	which advances money in the ordinary course of a trade which includes the lending of money; and

(ii)	in whose hands any interest payable in respect of monies so advanced is taken into account in computing the trading income of such company; and

(iii)	which has made the appropriate notifications under Section 246(5)(a) of the Irish Taxes Act to the Irish Revenue authorities and the relevant Borrowers.

Rate Fixing Day means:

(a)	the first day of a Term for a Loan denominated in Sterling;

(b)	the second Business Day before the first day of a Term for a Loan denominated in any other currency (other than euro); or

(c)	the second TARGET Day before the first day of a Term for a Loan denominated in euro,

or such other day as the Facility Agent determines is generally treated as the rate fixing day by market practice in the relevant interbank market.

Receivables Securitization Facility means (i) the Receivables Purchase Facility established for Aramark Receivables, LLC pursuant to the Receivables Purchase Agreement dated as of 28th March, 2001 among Aramark Receivables, LLC and any other parties thereto, as amended and in effect from time to time and (ii) any substantially similar receivable securitisation facility established for the Company or any of its Subsidiaries which constitutes a sale of assets pursuant to United States generally accepted accounting principles.

Reference Banks means principal London offices of Barclays Bank PLC, Deutsche Bank AG London and BNP Paribas and any other bank or financial institution appointed as such by the Facility Agent in consultation with Original Borrower under this Agreement.

Repeating Representations means the representations which are deemed to be repeated under Clause 19.17 (Times for making representations).

Request means a request for a Credit, substantially in the form of Schedule 3 (Form of Request).

S&P means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor to its rating business.

Sale and Leaseback Transaction means any arrangement with any person providing for the leasing by the Company or any Subsidiary of any property that, or of any property similar to and used for substantially the same purposes as any other property that, has been or is to be sold, assigned, transferred or otherwise disposed of by the Company or any of its Subsidiaries to such person with the intention of entering into such a lease.

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Screen Rate means:

(a)	for LIBOR, the British Bankers Association Interest Settlement Rate; and

(b)	for EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union,

for the relevant currency and Term displayed on the appropriate page of the Telerate screen selected by the Facility Agent. If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with the Borrowers and the Lenders) may specify another page or service displaying the appropriate rate.

Securities and Exchange Commission means the Securities and Exchange Commission of the U.S.

Series Preferred Stock means any series of Series Preferred Stock issued by the Company from time to time.

Single Asset means, in the case of any Disposition by the Company or any of its Consolidated Subsidiaries:

(a)	any asset;

(b)	any group of assets used in connection with the same line of business of the Company or such Consolidated Subsidiary prior to such sale, assignment, transfer or other disposition; or

(c)	any shares of capital stock or any other ownership interest in any Person.

Sterling or £ means the lawful currency for the time being of the United Kingdom.

Subsidiary means with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person. As used in this Agreement, the term “Subsidiary” shall be deemed to refer to a Subsidiary of the Company unless otherwise specified.

Supplemental Agreement means an agreement to increase the Total Commitments in accordance with Clause 2.3 (Increase in Total Commitments), substantially in the form of Schedule 8 (Form of Supplemental Agreement).

TARGET Day means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in euro.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means a payment made by an Obligor to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by that Obligor in respect of Tax under any Finance Document.

12	2 August 2004

Term means each period determined under this Agreement:

(a)	by reference to which interest on a Loan or an overdue amount is calculated; or

(b)	for which an Issuing Bank may be under a liability under a Letter of Credit.

Treaty means any double taxation agreement entered into by a jurisdiction with Ireland which makes provision for full exemption from tax imposed by Ireland on interest.

Treaty Lender means a person entitled to the benefit of a double tax treaty between Ireland and the country of residence of the recipient, where such treaty entitled the recipient to receive payments of interest free from withholding tax

Total Borrowed Funds means at any date the sum of:

(a)	all Debt of the Company and its Consolidated Subsidiaries that would be required to be reflected on or referred to in a consolidated balance sheet of the Company and its Consolidated Subsidiaries at such date including without limitation all Capital Leases of and, except as set forth below, all Debt Guaranteed by the Company and its Consolidated Subsidiaries but excluding:

(i)	Debt Guaranteed by the Company and its Consolidated Subsidiaries outstanding as at the first Utilisation Date in an aggregate principal amount not exceeding $10,000,000; and

(ii)	the Management Equity Notes; and

(b)	Excess Contingent Liabilities.

Total Commitments means the aggregate of the Commitments of all the Lenders.

Transfer Certificate means a certificate, substantially in the form of Schedule 5 (Form of Transfer Certificate), with such amendments or in such other form agreed between the Facility Agent and the Original Borrower.

U.K. means the United Kingdom.

Unfunded Liabilities means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

U.S. means the United States of America

U.S. Borrower means each of ARAMARK Services Inc. and ARAMARK Uniform and Career Apparel Group, Inc.

U.S. Dollars or $ means the lawful currency for the time being of the U.S.

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U.S. Facility means the U.S.$900,000,000 Credit Agreement dated 31st March, 2004 made between, among others, the Company and JPMorgan Chase Bank as General Administrative Agent.

U.S. Obligor means an Obligor that is incorporated or organised under the laws of the U.S. or any State of the U.S. (including the District of Colombia) or that resides or has a domicile, a place of business or property in the U.S.

Utilisation Date means each date on which the Facility is utilised.

Wholly Owned Domestic Material Subsidiary means, with respect to any Person, a Wholly Owned Subsidiary that:

(a)	is organised under the laws of the U.S., any state thereof or any political subdivision thereof or therein; and

(b)	whose total assets (or in the case of a Subsidiary which itself has Subsidiaries, the consolidated total assets of such Subsidiary and its Consolidated Subsidiaries) are at least 2% of the consolidated total assets of the Company and its Consolidated Subsidiaries, as shown by the financial statements then most recently delivered pursuant to Clause 20.1 (Financial information), provided that if the Company determines in good faith that a Subsidiary does not have consolidated assets of at least 2% of the consolidated total assets of the Company and its Consolidated Subsidiaries as at any fiscal year-end, such determination shall be conclusive for the purposes of this Agreement for a period of 270 days following such fiscal year end.

Wholly Owned Subsidiary means, with respect to any Person, any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(iv)	Barclays Capital is a reference to Barclays Capital, the investment banking division of Barclays Bank PLC (and all such references shall include Barclays Bank PLC);

(v)	disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(vi)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

14	2 August 2004

(vii)	know your customer requirements are the checks that a Finance Party requests in order to meet its obligations under applicable money laundering regulations to identify a Person who is (or is to become) its customer;

(viii)	a Person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(ix)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any Person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(x)	a currency is a reference to the lawful currency for the time being of the relevant country;

(xi)	a Default being outstanding means that it has not been remedied or waived;

(xii)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xiii)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xiv)	a Party or any other Person includes its successors in title, permitted assigns and permitted transferees;

(xv)	a Finance Document or another document is a reference to that Finance Document or other document as amended; and

(xvi)	a time of day is a reference to London time.

(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding sub-paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)	Unless expressly provided to the contrary in a Finance Document, a Person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of any Finance Document, no consent of any third party is required for any variation (including any release or compromise of any liability) or termination of any Finance Document.

15	2 August 2004

(d)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)	any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is or may be outstanding under the Finance Documents.

(e)	The headings in this Agreement do not affect its interpretation.

1.3	Accounting Terms and Definitions

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles in the United States applied on a basis consistent with the audited consolidated financial statements of the Company and its Consolidated Subsidiaries referred to in paragraph (a) of Clause 20.1 (Financial information) (except for changes to which independent public accountants for the Company take no exception) provided that, if the Original Borrower notifies the Facility Agent that it wishes to amend any covenant in Clause 20 (Information Covenants) and 22 (General Covenants) to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Facility Agent notifies the Original Borrower that the Majority Lenders wish to amend Clause 20 (Information Covenants) and 22 (General Covenants) for such purpose), then the Borrowers’ compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company, the Original Borrower and the Majority Lenders.

2.	FACILITY

2.1	Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a revolving credit facility in an aggregate amount equal to the Total Commitments.

2.2	Letters of Credit

The Facility includes an option for the Borrowers to request an Issuing Bank to issue Letters of Credit counter-indemnified by the Lenders.

2.3	Increase in Total Commitments

(a)

At any time from the date falling three months after the date of the Agreement until the Final Maturity Date, the Total Commitments may be increased to an amount not exceeding £250,000,000, by either the voluntary increase of the Lenders’ Commitments or by incorporating Additional Lender(s) willing to participate in the increase on the terms of this

16	2 August 2004

Agreement. No Lender is under any obligation to agree to increase its Commitment under this Subclause.

(b)	If the Original Borrower wishes to increase the Total Commitments in accordance with this Subclause by way of incorporating an Additional Lender, it will deliver to the Facility Agent a Supplemental Agreement executed by each Obligor and the relevant Additional Lender(s), and the other documents set out in Part 3 of Schedule 2.

(c)	If the Original Borrower wishes to increase the Total Commitments in accordance with this subclause by way of voluntary increase of the Lenders’ Commitments, it will deliver to the Facility Agent the documents listed at 2, 4, 5, and 6 in Part 3 of Schedule 2 and the Facility Agent must also have received written confirmation from the relevant Lender(s) to the Original Borrower and the Facility Agent that it agrees to the proposed increase to its Commitments.

(d)	The Facility Agent shall notify the Company and the Lenders when it has received the relevant documents set out in Part 3 of Schedule 2 in form and substance satisfactory to it. Following notification under this paragraph (d), the Facility Agent is authorised to, and shall promptly, execute on behalf of the other Finance Parties any Supplemental Agreement which is delivered to it in accordance with paragraph (b) above.

(e)	Provided that no Default is outstanding on such date, the Effective Date will occur on the next Rollover Date falling after the date of notification under paragraph (d) above. For this purpose, Rollover Date means a date on which all outstanding Loans are due to be repaid.

(f)	Any increase in the Total Commitments effected in accordance with this Subclause will be binding on all parties to this Agreement. Each Obligor acknowledges and consents to any increase in Total Commitments effected under this Subclause, and confirms that its obligations under the Finance Documents (including without limitation under Clause 18 (Guarantee and indemnity) (if any) to which it is party) will continue in full force and effect following such an increase.

(g)	On and from the Effective Date:

(i)	a reference in this Agreement to Lenders includes any Additional Lenders;

(ii)	(A) the share of each Lender in any Credit which is outstanding immediately prior to the Effective Date will be recalculated; and

(B)	the share of each Lender in any Credit which is utilised on or after the Effective Date will be calculated,

in each case in accordance with the Pro Rata Share of that Lender immediately following the Effective Date.

(h)	All reasonable out-of pocket fees, costs and expenses, including legal fees and expenses, incurred in connection with any increase of the Total Commitments under this Subclause shall be for the account of the Original Borrower.

2.4	Nature of a Finance Party’s rights and obligations

Unless all the Finance Parties agree otherwise:

(a)	the obligations of a Finance Party under the Finance Documents are several;

17	2 August 2004

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

3.	PURPOSE

3.1	Loans

Each Loan may only be used for the general corporate purposes of a Borrower or the Group including, but not limited to, financing of acquisitions, refinancing of existing indebtedness and financing the purchase of shares or payment of dividends.

3.2	Letters of Credit

Each Letter of Credit may only be issued for the general corporate purposes of the Group.

3.3	No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of the Facility.

4.	CONDITIONS PRECEDENT

4.1	Conditions precedent documents

A Request may not be given until the Facility Agent has notified the Original Borrower and the Lenders that it has received all of the documents and evidence set out in Part 1 of Schedule 2 (Conditions precedent documents) in form and substance satisfactory to the Facility Agent. The Facility Agent must give this notification to the Original Borrower and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The obligations of each Lender to participate in any Loan are subject to the further conditions precedent that on the Utilisation Date for that Loan:

(a)	the Repeating Representations are correct in all material respects; and

(b)	no Default is outstanding or would result from the Loan.

4.3	Maximum number

Unless the Facility Agent agrees, a Request may not be given if, as a result, there would be more than 15 Loans and 15 Letters of Credit outstanding at any one time.

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5.	UTILISATION-LOANS

5.1	Giving of Requests

(a)	A Borrower may borrow a Loan by giving to the Facility Agent a duly completed Request.

(b)	Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. one Business Day before the Rate Fixing Day for the proposed borrowing.

(c)	Each Request is irrevocable.

5.2	Completion of Requests

A Request for a Loan will not be regarded as having been duly completed unless:

(a)	it identifies the Borrower;

(b)	the Utilisation Date is a Business Day falling within the Availability Period;

(c)	the amount of the Loan requested is:

(i)	a minimum of £2,500,000 or an equivalent amount which complies with Clause 8 (Optional Currency); or

(ii)	if less than £2,500,000, the maximum undrawn amount available under the Facility on the proposed Utilisation Date; or

(iii)	such other amount as the Facility Agent may agree; and

(d)	the proposed currency and Term complies with this Agreement.

Only one Loan may be requested in each Request.

5.3	Advance of Loan

(a)	The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)	The amount of each Lender’s share of the Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)	No Lender is obliged to participate in a Loan if, as a result:

(i)	its share in the Credits would exceed its Commitment; or

(ii)	the Credits would exceed the Total Commitments.

(d)	If the conditions set out in this Agreement have been met, each Lender must make its share in the Loan available to the Facility Agent for the relevant Borrower through its Facility Office on the Utilisation Date.

19	2 August 2004

6.	UTILISATION – LETTERS OF CREDIT

6.1	Giving of Requests

(a)	A Borrower may request a Letter of Credit to be issued by giving to the Facility Agent a duly completed Request.

(b)	Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. three Business Days before the proposed Utilisation Date.

(c)	Each Request is irrevocable.

6.2	Completion of Requests

A Request for a Letter of Credit will not be regarded as being duly completed unless:

(a)	it identifies the Borrower;

(b)	it specifies that it is for a Letter of Credit;

(c)	the Utilisation Date is a Business Day falling within the Availability Period;

(d)	the amount of the Letter of Credit requested is:

(i)	a minimum amount of £500,000 or, if the Letter of Credit is denominated in an Optional Currency, an equivalent amount which complies with Clause 8 (Optional Currency); or

(ii)	if less than £500,000, the maximum undrawn amount available under the Facility on the proposed Utilisation Date; or

(iii)	such other amount as the Facility Agent may agree;

(e)	it identifies the proposed beneficiary;

(f)	the form of Letter of Credit is attached and is substantially in the form set out in Schedule 7 (Form of Letter of Credit) or another form which has been approved in writing by the relevant Issuing Bank;

(g)	the expiry date of the Letter of Credit falls within one year of the date of such Request and on or before the Final Maturity Date; and

(h)	the delivery instructions for the Letter of Credit are specified.

Only one Letter of Credit may be requested in a Request.

6.3	Issue of Letter of Credit

(a)	The Facility Agent must promptly notify the relevant Issuing Bank and each Lender of the details of the requested Letter of Credit and the amount of its share of that Letter of Credit.

(b)	The amount of each Lender’s share in a Letter of Credit will be its Pro Rata Share on the proposed Utilisation Date.

20	2 August 2004

(c)	An Issuing Bank is not obliged to issue any Letter of Credit if that Issuing Bank determines that issuing that Letter of Credit to the proposed beneficiary would breach a law or regulation to which any Finance Party is subject.

(d)	If the conditions set out in this Agreement have been met, the relevant Issuing Bank must issue the Letter of Credit on the Utilisation Date.

6.4	Extension of a Letter of Credit

(a)	A Borrower may request that a Letter of Credit issued on its behalf is extended by delivery to the Facility Agent of a notice specifying the new proposed Maturity Date (being a date which falls within one year after the then current Maturity Date of the Letter of Credit and on or before the Final Maturity Date) three Business Days before the Maturity Date of that Letter of Credit.

(b)	The Facility Agent must promptly notify the relevant Issuing Bank and each Lender of the details of the requested extension of the Letter of Credit and the amount of its share of that Letter of Credit.

(c)	The terms of each extended Letter of Credit will remain the same as before the extension, except that:

(i)	its amount may be reduced at the request of the relevant Borrower; and

(ii)	its Maturity Date will be the date specified in the extension request.

(d)	If the conditions set out in this Agreement have been met, the relevant Issuing Bank must extend the Letter of Credit in the manner requested.

6.5	Conditions precedent

(a)	An Issuing Bank is not obliged to issue or extend any Letter of Credit if as a result:

(i)	a Lender’s share in the Credits would exceed its Commitment; or

(ii)	the Credits would exceed the Total Commitments.

(b)	An Issuing Bank is not obliged to issue or extend any Letter of Credit if either on the date of the Request or extension request or the Utilisation Date or extension date:

(i)	the Repeating Representations are not correct in all material respects; and/or

(ii)	a Default is outstanding or would result from the issue or extension of that Letter of Credit.

(c)	An Issuing Bank has no duty to enquire of any Person whether or not any of the conditions precedent set out in this Subclause have been met. An Issuing Bank may assume that those conditions have been met unless it is expressly notified to the contrary by the Facility Agent. The Issuing Banks will have no liability to any Person for issuing a Letter of Credit based on any such assumption.

21	2 August 2004

7.	LETTERS OF CREDIT

7.1	General

(a)	A Letter of Credit is repaid or prepaid if:

(i)	a Borrower provides cash cover for that Letter of Credit;

(ii)	the maximum amount payable under the Letter of Credit is reduced in accordance with its terms; or

(iii)	the relevant Issuing Bank is satisfied that it has no further liability under that Letter of Credit.

The amount by which a Letter of Credit is repaid or prepaid under sub-paragraphs (i) and (ii) above is the amount of the relevant cash cover or reduction.

(b)	If a Letter of Credit or any amount outstanding under a Letter of Credit becomes immediately payable under this Agreement, the Borrower that requested the issue of that Letter of Credit must repay or prepay that amount in accordance with the terms of this Agreement.

(c)	Cash cover is provided for a Letter of Credit if a Borrower pays an amount in the currency of the Letter of Credit to an interest-bearing account with a Finance Party in London in the name of a Borrower and the following conditions are met:

(i)	the account is with the Facility Agent or the relevant Issuing Bank (if, subject as provided below, the cash cover is to be provided for all the Lenders) or with a Lender (if the cash cover is to be provided for that Lender);

(ii)	until no amount is or may be outstanding under that Letter of Credit, and other than in respect of withdrawals made in respect of interest on the amount of the cash cover, withdrawals from the account may only be made to pay the Finance Party for which the cash cover is provided under this Clause; and

(iii)	the relevant Borrower has executed a security document over that account, in form and substance satisfactory to the Facility Agent (acting reasonably) or the Finance Party for which the cash cover is provided, creating a first ranking security interest over that account.

Where cash cover is to be provided to all the Lenders, a Lender may require its portion of the cash cover to be paid into its account instead of an account with the Facility Agent or the relevant Issuing Bank. References to cash cover exclude any interest accrued on that cash cover.

(d)	The outstanding or principal amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the relevant Borrower in respect of that Letter of Credit at that time.

7.2	Illegality

(a)	An Issuing Bank must notify the Original Borrower promptly if it becomes aware that it is unlawful in any jurisdiction for that Issuing Bank to perform any of its obligations under a Finance Document or to have outstanding any Letter of Credit.

22	2 August 2004

(b)	After notification under paragraph (a) above:

(i)	the Original Borrower must use all reasonable endeavours to ensure the release of the liability of that Issuing Bank under each outstanding Letter of Credit;

(ii)	failing this, each Borrower must repay or prepay the share of each Lender in each Letter of Credit requested by it on the date specified in paragraph (c) below; and

(iii)	no further Letters of Credit will be issued by that Issuing Bank for so long as such issuance remains unlawful.

(c)	The date for repayment or prepayment of a Lender’s share in a Letter of Credit will be the date specified by the relevant Issuing Bank in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.

7.3	Fees in respect of Letters of Credit

(a)	Each Borrower must pay to each Issuing Bank a fronting fee in respect of each Letter of Credit requested by it in the manner agreed in a Fee Letter between such Issuing Bank and the Original Borrower.

(b)	Each Borrower must pay to the Facility Agent for each Lender a letter of credit fee computed at the same rate as the Margin on the outstanding amount of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Maturity Date. This fee will be distributed according to each Lender’s Pro Rata Share, adjusted to reflect any assignment or transfer to or by that Lender.

(c)	Accrued letter of credit fee is payable quarterly in arrear (or any shorter period that ends on the Maturity Date for that Letter of Credit). Accrued letter of credit fee is also payable to the Facility Agent on the cancelled amount of any Lender’s Commitment at the time the cancellation is effective if that Commitment is cancelled in full and the Letters of Credit prepaid or repaid in full.

(d)	If a Borrower provides cash cover for any part of a Letter of Credit, then:

(i)	the fronting fee payable to the relevant Issuing Bank and the letter of credit fee payable for the account of each Lender in respect of any part of a Letter of Credit which is the subject of cash cover will continue to be payable until the expiry of that Letter of Credit; but

(ii)	that Borrower will be entitled to withdraw the interest accrued on the amount of the cash cover.

7.4	Claims under a Letter of Credit

(a)	Each Borrower irrevocably and unconditionally authorises each relevant Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it and which appears on its face to be in substantial compliance with the terms of the Letter of Credit (a claim).

(b)

If an Issuing Bank pays any claim, the Borrower shall reimburse such Issuing Bank by paying an amount equal to such claim to the Facility Agent not later than 12:00 noon, GMT, on the day that such claim is made, if the Borrower receives notice of such claim before 10:00 A.M.,

23	2 August 2004

GMT, on such day, or, if such notice has not been received by the Borrower before such time on such day, then not later than 12:00 noon, GMT, on:

(i)	the Business Day that the Borrower receives such notice, if such notice is received before 10:00 A.M., GMT, on the day of receipt; or

(ii)	the next Business Day, if such notice is not received before such time on the day of receipt, provided that interest will accrue on the amount of the relevant claim from the date the claim was paid by the Issuing Bank until the date the Borrower reimburses that amount to the Issuing Bank at the same rate as applicable to a Loan until the reimbursement is made by the Borrower.

(c)	Each Borrower acknowledges that the Issuing Banks:

(i)	are not obliged to carry out any investigation or seek any confirmation from any other Person before paying a claim; and

(ii)	deal in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any Person provided that this provision shall not limit a Borrower’s rights under Clause 7.5(a).

(d)	The obligations of a Borrower under this Clause will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any Person signing a claim or other document.

7.5	Indemnities

(a)	A Borrower must immediately on demand indemnify each Issuing Bank against any loss or liability which that Issuing Bank incurs under or in connection with any Letter of Credit requested by it, except to the extent that the loss or liability is directly caused by the gross negligence or wilful misconduct of such Issuing Bank.

(b)	Each Lender must immediately on demand indemnify each Issuing Bank against its share of any loss or liability which that Issuing Bank incurs under or in connection with any Letter of Credit and which has not been paid for by an Obligor, except to the extent that the loss or liability is directly caused by the gross negligence or wilful misconduct of such Issuing Bank.

(c)	A Lender’s share of the liability or loss referred to in sub-paragraph (b) above will be its Pro Rata Share on the Utilisation Date of the relevant Letter of Credit, adjusted to reflect any subsequent assignment or transfer under this Agreement.

(d)	The relevant Borrower must immediately on demand reimburse any Lender for any payment it makes to an Issuing Bank under this Subclause provided that an Obligor has not already reimbursed the relevant Issuing Bank in respect of that payment.

(e)	The obligations of each Lender under this Clause are continuing obligations and will extend to the ultimate balance of all sums payable by that Lender under or in connection with any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

24	2 August 2004

(f)	The obligations of any Lender under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any other Person). This includes:

(i)	any time or waiver granted to, or composition with, any Person;

(ii)	any release of any Person under the terms of any composition or arrangement;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Person;

(iv)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(v)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Person;

(vi)	any amendment (however fundamental) of a Finance Document, any Letter of Credit or any other document or security; or

(vii)	any unenforceability, illegality or invalidity of any obligation of any Person under any Finance Document, any Letter of Credit or any other document or security.

7.6	Rights of contribution

A Borrower will not be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause, unless such right of contribution or indemnity is directly caused by the gross negligence or wilful misconduct of the Issuing Bank.

7.7	Additional Issuing Banks

The Original Borrower may, at any time and from time to time with the consent of the Facility Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more Lenders to act as an Issuing Bank under the terms of this Agreement provided always that each Issuing Bank is a credit institution licensed to carry on guarantee business by the relevant regulatory authority in a Member State of the European Union and where such Issuing Bank is not licensed to carry on such business by the Irish Financial Services Regulatory Authority (or its predecessor the Central Bank of Ireland) such Issuing Bank shall before taking any action pursuant to this Agreement inform the regulatory authority of its home State that it proposes to carry on guarantee business in Ireland and such regulatory authority informs the Irish Financial Services Regulatory Authority of such proposed business.

8.	OPTIONAL CURRENCIES

8.1	General

In this Clause:

Agent’s Spot Rate of Exchange means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with Sterling as of 11.00 a.m. on a particular day.

25	2 August 2004

Sterling Amount of a Credit or part of a Credit means:

(a)	if the Credit is denominated in Sterling, its amount;

(b)	if the Credit is a Letter of Credit denominated in an Optional Currency, its equivalent in Sterling calculated on the basis of the Agent’s Spot Rate of Exchange one Business Day before the Utilisation Date for that Letter of Credit, as adjusted below at six monthly intervals; or

(c)	in the case of any other Credit denominated in an Optional Currency, its equivalent in Sterling calculated on the basis of the Agent’s Spot Rate of Exchange three Business Days before the Utilisation Date for that Credit.

Optional Currency means any currency (other than Sterling) in which a Credit may be denominated under this Agreement.

8.2	Selection

(a)	A Borrower must select the currency of a Credit in its Request.

(b)	Unless the Facility Agent otherwise agrees, the Credits which are currently outstanding may not be denominated at any one time in more than four currencies.

8.3	Conditions relating to Optional Currencies

(a)	A Credit may be denominated in an Optional Currency for a Term if:

(i)	that Optional Currency is readily available in the amount required and freely convertible into Sterling in the relevant interbank market on the Rate Fixing Day and the first day of that Term; or

(ii)	that Optional Currency is U.S. Dollars or euro or has been previously approved by the Facility Agent (acting on the instructions of all the Lenders).

(b)	If the Facility Agent has received a request from a Borrower for a currency to be approved as an Optional Currency, the Facility Agent must, within three Business Days, confirm to that Borrower:

(i)	whether or not the Lenders have given their approval; and

(ii)	if approval has been given, the minimum amount (and, if required, integral multiples) for any Credit in that currency.

8.4	Revocation of currency

(a)	Notwithstanding any other term of this Agreement, if before 9.30 a.m. on any Rate Fixing Day the Facility Agent receives notice from a Lender that:

(i)	the Optional Currency requested is not readily available to it in the relevant interbank market in the amount and for the period required; or

(ii)	participating in a Loan in the proposed Optional Currency would contravene any law or regulation applicable to it,

26	2 August 2004

the Facility Agent must give notice to the relevant Borrower to that effect promptly and in any event before 11.00 a.m. on that day.

(b)	In this event:

(i)	that Lender must participate in the Loan in Sterling; and

(ii)	the share of that Lender in the Loan and any other similarly affected Lender(s) will be treated as a separate Loan denominated in Sterling during that Term.

(c)	Any part of a Loan treated as a separate Loan under this Subclause will not be taken into account for the purposes of any limit on the number of Loans or currencies outstanding at any one time.

8.5	Optional Currency equivalents

The equivalent in Sterling of a Credit or part of a Credit in an Optional Currency for the purposes of calculating:

(a)	whether any limit under this Agreement has been exceeded;

(b)	the amount of a Credit;

(c)	the share of a Lender in a Credit;

(d)	the amount of any repayment or prepayment of a Credit; or

(e)	the undrawn amount of a Lender’s Commitment,

is its Sterling Amount.

8.6	Letters of Credit in Optional Currency

(a)	If a Letter of Credit is denominated in an Optional Currency, the Facility Agent must at six monthly intervals after the date of this Agreement, recalculate the Sterling Amount of that Letter of Credit by notionally converting the outstanding amount of that Letter of Credit into Sterling on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

(b)	Each Borrower must, if requested by the Facility Agent within three days of any calculation under paragraph (a) above, ensure that sufficient Credits are prepaid to prevent the Sterling Amount of the Credits under the Facility exceeding the Total Commitments following any adjustment to a Sterling Amount under paragraph (a) above.

8.7	Notification

The Facility Agent must notify the Lenders and the Original Borrower of the relevant Sterling Amount (and the applicable Agent’s Spot Rate of Exchange) promptly after they are ascertained.

9.	REPAYMENT

(a)	Each Borrower must repay each Credit made to it in full on its Maturity Date.

27	2 August 2004

(b)	Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be re-borrowed or re-utilised.

(c)	No Credit may be outstanding after the Final Maturity Date.

10.	PREPAYMENT AND CANCELLATION

10.1	Mandatory prepayment – illegality

(a)	A Lender must notify the Original Borrower promptly if it becomes aware that it is unlawful in any jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Credit.

(b)	After notification under paragraph (a) above:

(i)	each Borrower must repay or prepay the share of that Lender in each Credit utilised by it on the date specified in paragraph (c) below; and

(ii)	the Commitment of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Credit will be:

(i)	the last day of the current Term of that Credit; or

(ii)	if earlier, the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.

10.2	Voluntary prepayment

(a)	A Borrower may, by giving not less than five Business Days’ prior notice to the Facility Agent, prepay any Credit at any time in whole or in part.

(b)	A prepayment of part of a Credit must be in a minimum amount of £2,500,000 or, if the Credit is denominated in an Optional Currency, an equivalent amount which complies with Clause 8 (Optional Currencies).

10.3	Automatic cancellation

The Commitment of each Lender will be automatically cancelled at the close of business on the last day of the Availability Period (or such other date as may be agreed by the Facility Agent acting on the instructions of all of the Lenders).

10.4	Voluntary cancellation

(a)	The Original Borrower may, by giving not less than five Business Days’ prior notice to the Facility Agent, cancel the unutilised amount of the Total Commitments in whole or in part.

(b)	Partial cancellation of the Total Commitments must be in a minimum amount of £2,500,000 or, if the Credit is denominated in an Optional Currency, an equivalent amount which complies with Clause 8 (Optional Currencies).

(c)	Any cancellation in part will be applied against the Commitment of each Lender pro rata.

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10.5	Involuntary prepayment and cancellation

(a)	If an Obligor is, or will be, required to pay to a Lender:

(i)	a Tax Payment;

(ii)	an Increased Cost; or

(iii)	any amount under paragraph 3 of Schedule 4 (Calculation of the Mandatory Cost),

the Obligor may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.

(b)	After notification under paragraph (a) above:

(i)	each Borrower must repay or prepay that Lender’s share in each Credit utilised by it on the date specified in paragraph (c) below; and

(ii)	the Commitment of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Credit will be:

(i)	the last day of the Term for that Credit or in the case of a Letter of Credit, five Business Days after the date of the notification; or

(ii)	if earlier, the date specified by the relevant Borrower in its notification.

10.6	Re-borrowing of Credits

Any voluntary prepayment of a Credit may be re-borrowed on the terms of this Agreement. Any mandatory or involuntary prepayment of a Credit may not be re-borrowed.

10.7	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Credits and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)	The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

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11.	INTEREST

11.1	Calculation of interest

The rate of interest on each Loan for each Term is the percentage rate per annum equal to the aggregate of the applicable:

(a)	Margin;

(b)	IBOR; and

(c)	Mandatory Cost (if any).

11.2	Payment of interest

Except where it is provided to the contrary in this Agreement, each Borrower must pay accrued interest on each Loan made to it on the last day of each Term and also, if the Term is longer than six months, on the dates falling at six-monthly intervals after the first day of that Term.

11.3	Margin adjustments

(a)	In this Subclause:

long term credit rating means the long term unsecured senior non credit enhanced debt rating awarded to the Company by a Rating Agency

Rating Agency means Moody’s or S&P or any other rating agency approved by the Majority Lenders.

(b)	Subject to the other provisions of this Subclause, the Margin will be calculated by reference to the table below, depending on the long term credit rating of the Company and the percentage of the Total Commitments that are utilised:

		Margin (per cent. per annum)
Long-term credit rating of the Company		applicable where less than 50% of the Total Commitments are utilised	applicable where 50% or more of the Total Commitments are utilised
Moody’s	S&P
Baa1 or better	BBB+ or better	0.375	0.425
Baa2	BBB	0.475	0.525
Baa3	BBB-	0.65	0.70
Ba1	BB+	1.25	1.30
Ba2 or lower	BB or lower	1.50	1.55

(c)	The Company must notify the Facility Agent of any notification to it by a Rating Agency of a change in its long-term credit rating. In the case of a split rating from S&P and Moody’s, if the ratings differential is one grade level, the rating to be used to determine the applicable Margin is the higher rating (the lower Margin) and if the ratings differential is more than one grade level, the rating to be used to determine the applicable Margin will be the rating which is one grade higher than the lower rating.

(d)	Any change in the Margin, will subject to paragraph (e) below, apply to each Loan made, or (if outstanding):

(i)	from the Business Day following receipt by the Facility Agent of the notification from the Company of a change in rating; or

30	2 August 2004

(ii)	from the day on which the percentage of the Total Commitments that are utilised changes from being less than 50% to 50% or more, or changes from being 50% or more to less than 50%.

(e)	For so long as an Event of Default is outstanding or there is no long term credit rating of the Company from a Rating Agency, the Margin will be the highest applicable rate, being 1.55 per cent. per annum.

11.4	Interest on overdue amounts

(a)	If an Obligor fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)	Interest on an overdue amount is payable at a rate determined by the Facility Agent to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount. For this purpose, the Facility Agent may (acting reasonably):

(i)	select successive Terms of any duration of up to three months; and

(ii)	determine the appropriate Rate Fixing Day for that Term.

(c)	Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable before the last day of its current Term, then:

(i)	the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)	the rate of interest on the overdue amount for that first Term will be one per cent. per annum above the rate then payable on that Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

11.5	Notification of rates of interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

12.	TERMS

12.1	Selection

(a)	Each Loan has one Term only.

(b)	A Borrower must select the Term for a Loan in the relevant Request.

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(c)	Subject to the following provisions of this Clause, each Term for a Loan will be one, two, three or six months or any other period agreed by the Original Borrower and the Lenders.

12.2	No overrunning the Final Maturity Date

If a Term would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

12.3	Notification

The Facility Agent must notify each relevant Party of the duration of each Term promptly after ascertaining its duration.

13.	MARKET DISRUPTION

13.1	Failure of a Reference Bank to supply a rate

If IBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon (London time) on a Rate Fixing Day, the applicable IBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

13.2	Market disruption

(a)	In this Clause, each of the following events is a market disruption event:

(i)	IBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 12.00 noon (London time) on the Rate Fixing Day; or

(ii)	the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 35 per cent. of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of IBOR for the relevant Term.

(b)	The Facility Agent must promptly notify the Original Borrower and the Lenders of a market disruption event.

(c)	After notification under paragraph (b) above, the rate of interest on each Lender’s share in the affected Loan for the relevant Term will be the aggregate of the applicable:

(i)	Margin;

(ii)	rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select after consultation with the Borrower; and

(iii)	Mandatory Cost if any, applicable to that Lender’s participation in the Loan.

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13.3	Alternative basis of interest or funding

(a)	If a market disruption event occurs and the Facility Agent or the Original Borrower so requires, the Original Borrower and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan.

(b)	Any alternative basis agreed will be, with the prior consent of all the Lenders and the Original Borrower, binding on all the Parties.

14.	TAXES

14.1	General

In this Clause Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment).

14.2	Tax gross-up

(a)	Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If an Obligor or a Lender is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Facility Agent. The Facility Agent must then promptly notify the affected Parties.

(c)	If a Tax Deduction is required by law to be made by an Obligor or the Facility Agent, the amount of the payment due from the Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(e)	Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor making that Tax Deduction must deliver to the Facility Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

(f)	An Obligor shall not be required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by Ireland from a payment of interest if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation treaty, or any published practice or concession of any relevant taxing authority; or

33	2 August 2004

(ii)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(g)	A Lender (including a Treaty Lender) and each Obligor which makes a payment to which that Lender is entitled shall co-operate promptly in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction. Each Lender shall cooperate with all reasonable requests for information made by the Obligors for the purposes of enabling the Obligors to determine the correct position regarding withholding tax on payments of interest under this Agreement.

14.3	Tax indemnity

(a)	Except as provided below, the Borrowers must indemnify a Finance Party against any loss or liability which that Finance Party determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)	Paragraph (a) above does not apply to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(i)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party has a Facility Office and is treated as resident for tax purposes; or

(ii)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

(c)	A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Borrowers of the event which will give, or has given, rise to the claim.

14.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or that Tax Payment; and

(b)	it has used and retained that Tax Credit,

the Finance Party must pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-tax position as it would have been if the Tax Payment had not been required to be made by the Obligor.

14.5	Stamp taxes

The Borrowers must pay and indemnify each Finance Party against any stamp duty, stamp duty land tax, registration or other similar Tax payable in connection with the entry into,

34	2 August 2004

performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into a Transfer Certificate.

14.6	Value added taxes

(a)	Any amount payable under a Finance Document by an Obligor is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the Obligor must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax and such Finance Party shall promptly provide an appropriate VAT invoice to such Obligor.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party must also at the same time pay and indemnify the Finance Party against all value added tax or any other Tax of a similar nature incurred by the Finance Party in respect of those costs or expenses but only to the extent that the Finance Party (acting reasonably) determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the Tax.

15.	INCREASED COSTS

15.1	Increased Costs

Except as provided below in this Clause, the Original Borrower must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

(a)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; or

(b)	compliance with any law or regulation made after the date of this Agreement.

15.2	Exceptions

The Original Borrower need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for under another Clause or would have been but for an exception to that Clause;

(b)	attributable to a Finance Party or its Affiliate wilfully failing to comply with any law or regulation;

(c)	attributable to a Tax Deduction required by law to be made by an Obligor;

(d)	compensated for by the payment of the Mandatory Cost.

15.3	Claims

(a)	A Finance Party intending to make a claim for an Increased Cost must notify the Facility Agent of the circumstances giving rise to and the amount of the claim, following which the Facility Agent will promptly notify the Original Borrower.

35	2 August 2004

(b)	Each Finance Party must, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Cost.

16.	MITIGATION

16.1	Mitigation

(a)	Each Finance Party must, in consultation with the Original Borrower, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(i)	any Tax Payment or Increased Cost being payable to that Finance Party;

(ii)	that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality; or

(iii)	that Finance Party incurring any cost of complying with the minimum reserve requirements of the European Central Bank,

including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

(c)	The Original Borrower must indemnify each Finance Party for all reasonable out-of-pocket costs and expenses (including reasonable legal fees) incurred by that Finance Party as a result of any step taken by it under this Subclause.

(d)	A Finance Party is not obliged to take any step under this Subclause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.2	Conduct of business by a Finance Party

No term of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

17.	PAYMENTS

17.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank:

(a)	in the principal financial centre of the country of the relevant currency; or

36	2 August 2004

(b)	in the case of euro, in the principal financial centre of a Participating Member State or London,

as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.

17.2	Funds

Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

17.3	Distribution

(a)	Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank:

(i)	in the principal financial centre of the country of the relevant currency; or

(ii)	in the case of euro, in the principal financial centre of a Participating Member State or London,

as it may notify to the Facility Agent for this purpose by not less than five Business Days’ prior notice.

(b)	The Facility Agent may apply any amount received by it for an Obligor in or towards payment (as soon as practicable after receipt) of any amount due from that Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)	Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

17.4	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause.

(b)	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)	A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated on its due date.

37	2 August 2004

(d)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(e)	Each other amount payable under the Finance Documents is payable in Sterling.

17.5	No set-off or counterclaim

All payments made by an Obligor under the Finance Documents must be made without set-off or counterclaim.

17.6	Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

17.7	Partial payments

(a)	If any Administrative Party receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Administrative Party must apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties (such payment to be made first to the Facility Agent, secondly to the Issuing Banks and thirdly to the Arrangers) under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent must, if so directed by the Majority Lenders, vary the order set out in sub-paragraphs (a)(ii) to (iv) above.

(c)	This Subclause will override any appropriation made by an Obligor.

17.8	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

Each Guarantor jointly and severally and irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of all its obligations under the Finance Documents;

38	2 August 2004

(b)	undertakes with each Finance Party that, whenever a Borrower does not pay any amount when due under any Finance Document, that Guarantor must immediately on demand by the Facility Agent pay that amount as if it were the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any loss or liability suffered by that Finance Party if any payment obligation guaranteed by it is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the Finance Party would otherwise have been entitled to recover.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

(a)	If any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of each Guarantor under this Clause will continue as if the discharge or arrangement had not occurred.

(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

18.4	Waiver of defences

The obligations of each Guarantor under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any Finance Party). This includes:

(a)	any time or waiver granted to, or composition with, any Person;

(b)	any release of any Person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Person;

(f)	any amendment (however fundamental) of a Finance Document or any other document or security; or

39	2 August 2004

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any Person under any Finance Document or any other document or security.

18.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any Person before claiming from that Guarantor under this Clause.

18.6	Appropriations

Until all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may without affecting the liability of any Guarantor under this Clause:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts; or

(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(c)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of that Guarantor’s liability under this Clause.

18.7	Non-competition

Unless:

(a)	all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full; or

(b)	the Facility Agent otherwise directs,

no Guarantor will, after a claim has been made or by virtue of any payment or performance by it under this Clause:

(i)	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Guarantor’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.

Each Guarantor must hold in trust for and immediately pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Facility Agent under this Clause.

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18.8	Release of Guarantors’ right of contribution

If any Guarantor ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Guarantor then on the date that the Guarantor ceases to be a Guarantor:

(a)	that Guarantor will be released by each other Guarantor from any liability whatsoever to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor will waive any right it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any right of any Finance Party under any Finance Document or of any other security taken under, or in connection with, any Finance Document by any Finance Party.

18.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

18.10	Limitations

This guarantee does not apply to any liability to the extent it would result in this guarantee constituting unlawful financial assistance within the meaning of Section 151 of the Companies Act 1985 or Section 60 of the Companies Act, 1963 of Ireland.

18.11	Consideration and enforceability with respect to the U.S. Guarantors

(a)	Each U.S. Guarantor acknowledges and agrees that:

(i)	it will receive valuable direct and indirect benefits as a result of the transactions financed by the Credits under this Agreement; and

(ii)	to the best of its knowledge and belief, each of the Finance Parties has acted in good faith in connection with the guarantee given by each U.S. Guarantor and the transactions contemplated by the Finance Documents.

(b)	Each Finance Party agrees that each U.S. Guarantor’s liability under this Clause 18 is limited so that no obligation of, or transfer by, any U.S. Guarantor under this Clause 18.11 is subject to avoidance and turnover under any fraudulent transfer law.

(c)	Each U.S. Guarantor agrees it has not made a transfer or incurred any obligation under this guarantee with the intent to hinder, delay or defraud any of its present or future creditors.

(d)	For purposes of this Sub-clause 18.11:

(i)	fraudulent transfer law means applicable United States bankruptcy and state fraudulent transfer and conveyance statutes and the related case law; and

(ii)	U.S. Guarantor means any Guarantor that is a U.S. Obligor; and

41	2 August 2004

(iii)	terms used in this Sub-clause 18.11 shall be construed in accordance with the applicable United States bankruptcy and state fraudulent transfer and conveyance statutes and the related case law.

19.	REPRESENTATIONS

19.1	Representations

The Company and the Borrowers jointly and severally make the representations in this Clause to each Finance Party.

19.2	Corporate Existence and Power

(a)	Each of the Company, the Borrowers and each of their respective Subsidiaries is a corporation duly incorporated, validly existing and in good standing, to the extent good standing is a concept recognised by such entity’s jurisdiction of incorporation under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorisations, consents and approvals required to carry on its business as now conducted (except, in the case of Subsidiaries, to the extent that failure to comply with the foregoing statements could not, in aggregate, reasonably be expected to affect the business, financial position or results or operations of the Group in a manner material and adverse to the creditworthiness of the Borrowers and the other Obligors, considered as a whole).

(b)	Each of the Company, the Borrowers and each of their respective Subsidiaries is duly qualified as a foreign corporation, licensed and in good standing, to the extent good standing is a concept recognised by the applicable jurisdiction of qualification, in each jurisdiction where qualification or licensing is required by the nature of its business or the character and location of its property, business or customers and in which the failure so to qualify or be licensed, as the case may be, in the aggregate, could reasonably be expected to affect the business, financial position or results of operations of the Group in a manner material and adverse to the creditworthiness of the Borrowers and the other Obligors, considered as a whole.

19.3	Corporate and Governmental Authorisation; No Contravention

The execution and delivery by each Obligor of each of the Finance Documents to which it is a party and the performance by such Obligor of its obligations thereunder:

(a)	are within the corporate power of such Obligor, have been duly authorised by all necessary corporate action, require no action by or in respect of, or filing (other than filings in connection with periodic Securities and Exchange Commission reporting requirements) with, any governmental body, agency or official; and

(b)	do not contravene, or constitute a default under, any provision of applicable law or regulation or of the charter or by-laws of such Obligor or of any agreement or instrument relating to Debt of the Company or any Subsidiary or any other agreement, judgment, injunction, order, decree or other instrument binding upon such Obligor material to the business of the Group, considered as a whole, or result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary.

19.4	Binding effect

Each Finance Document to which it is a party, when executed and delivered in accordance with such applicable Finance Documents constitutes the valid and binding obligations of each

42	2 August 2004

of Obligor party thereto, in each case enforceable in accordance with its terms, except as such enforceability may be limited by (a) the effect of bankruptcy, insolvency, fraudulent conveyance, reorganisation, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (b) general equitable principles (whether considered in a proceeding in equity or law).

19.5	Financial information

The consolidated balance sheet of the Company and its Consolidated Subsidiaries as of 3rd October, 2003 and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by KPMG LLP, a copy of which has been delivered to each of the Lenders, fairly present in all material respects, in conformity with generally accepted accounting principles, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

19.6	No material adverse change

Since 3rd October, 2003, there has been no change in the business, financial position or results of operations of the Group which materially and adversely affects the creditworthiness of the Obligors, considered as a whole.

19.7	Litigation

There is no action, suit or proceeding pending against, or to the knowledge of a Principal Officer threatened against, the Company, the Borrowers or any of their respective Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable likelihood of an adverse decision which would affect the business, financial position or results of operations of the Group in a manner material and adverse to the creditworthiness of the Borrowers and the other Obligors, considered as a whole, or which in any manner questions the validity or enforceability of any Finance Document.

19.8	Compliance with ERISA

Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No member of the ERISA Group has:

(a)	sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan;

(b)	failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code; or

(c)	incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

19.9	Environmental Matters

The Company has reasonably concluded that the liabilities and costs associated with the effect of Environmental Laws on the business, operations and properties of the Company and its

43	2 August 2004

Subsidiaries, including the costs of compliance with Environmental Laws, are unlikely to affect the business, financial condition or results of operations of the Group in a manner material and adverse to the creditworthiness of the Borrowers and the other Obligors, considered as a whole.

19.10	Taxes

(a)	United States Federal income tax returns of the U.S. Obligors have been examined and closed through the fiscal year ended on 3rd October, 1997.

(b)	The U.S. Obligors have filed all United States Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes being diligently contested in good faith and by appropriate proceedings.

(c)	Adequate reserves have been provided on the books of the U.S. Obligors in respect of all taxes or other governmental charges in accordance with generally accepted accounting principles.

(d)	No tax liabilities in excess of the amount so provided are, in the good faith determination of the Company anticipated that could affect the business, financial position or results of operations of the Group in a manner material and adverse to the creditworthiness of the Borrowers and the other Obligors, considered as a whole.

19.11	Stamp duties

No stamp or registration duty or similar Tax or charge is payable by the Company or the Original Borrower in its jurisdiction of incorporation in respect of any Finance Document.

19.12	Compliance with Laws

The Company, the Borrowers and each of their respective Subsidiaries are in the good faith determination of the Company in compliance with all applicable laws, rules and regulations (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder), other than such laws, rules or regulations:

(a)	the validity or applicability of which the Company, a Borrower or such Subsidiary is contesting in good faith; or

(b)	the failure to comply with which cannot reasonably be expected to affect the business, financial position or results of operations of the Group in a manner material and adverse to the creditworthiness of the Obligors, considered as a whole.

19.13	Not an Investment Company

None of the Obligors is an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended.

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19.14	Pari passu ranking

The payment obligations of each Obligor under the Finance Documents rank at least pari passu with the other unsecured payment obligations of such Obligor, except for obligations mandatorily preferred by law applying to companies generally.

19.15	Full Disclosure

All information heretofore furnished by each Obligor to any Finance Party for purposes of the Finance Documents or any transaction contemplated thereby was, in the reasonable opinion of the Company at the time such information was furnished, true and accurate in all material respects on the date as of which such information was furnished, and such information as may have been modified or superseded by any subsequently furnished information is true and accurate in all material respects.

19.16	Jurisdiction/governing law

(a)	The:

(i)	irrevocable submission under this Agreement to the jurisdiction of the courts of England and New York;

(ii)	agreement that this Agreement is governed by English law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of the jurisdiction of incorporation of each Obligor subject to any reservations or qualifications contained within the legal opinions to be delivered pursuant to Part 1 of Schedule 2;

(b)	any judgment obtained in England or in New York will be recognised and be enforceable by the courts of its jurisdiction of incorporation subject to any reservations or qualifications contained within the legal opinions to be delivered pursuant to Part 1 of Schedule 2; and

(c)	All authorisations required or desirable to make the Finance Documents to which it is a party admissible in evidence in the jurisdiction of each Obligor have been obtained or effected and are in full force and effect.

19.17	Times for making representations

(a)	The representations set out in this Clause are made by each Original Obligor on the date of this Agreement.

(b)	Each representation is deemed to be repeated by:

(i)	each Additional Obligor and the Original Borrower on the date that Additional Obligor becomes an Obligor; and

(ii)	each Obligor on each Utilisation Date and on the date of each request under Clause 6.4(a) (Extension of a letter of credit).

(c)	When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

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20.	INFORMATION COVENANTS

20.1	Financial information

The Company must deliver to the Facility Agent for further distribution to each Lender, with respect to information relating to the Company:

(a)	within 95 days after the end of each fiscal year of the Company, consolidated balance sheets of the Company and its Consolidated Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by an opinion thereon by KPMG LLP or other independent public accountants of nationally recognised standing, which opinion:

(i)	shall state that such financial statements present fairly in all material respects the consolidated financial position of the companies being reported upon as of the date of such financial statements and the consolidated results of their operations and cash flows for the period covered by such financial statements in conformity with generally accepted accounting principles and that the audit of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards; and

(ii)	shall not contain any Qualification;

(b)	within 65 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its Consolidated Subsidiaries, and the related consolidated statements of income for such quarter and for the portion of the fiscal year ended at the end of such quarter and cash flows for the portion of the fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous fiscal year, if any, all prepared in accordance with Rule 10-01 of Regulation S-X of the U.S. General Rules and Regulations under the Securities Act of 1933, or any successor rule that sets forth the manner in which interim financial statements shall be prepared, and certified (subject to normal year-end audit adjustments) as to fairness of presentation and consistency by the chief financial officer or the chief accounting officer of the Company;

(c)	simultaneously with the delivery of each set of financial statements referred to in paragraphs (a) and (b) above, a certificate of the chief financial officer, Treasurer or chief accounting officer of the Company which:

(i)	sets forth in reasonable detail such calculations as are required to establish whether the Company was in compliance with the requirements of Clauses 21.2 (Fixed Charge Coverage), 21.3 (Debt Coverage), 22.11 (Guarantor Cover), 22.5 (Negative Pledge), 22.6 (Consolidations, Mergers and Sale of Assets) and 22.7 (Transactions with Group Affiliates), on the date of such financial statements;

(ii)	states whether there exists on the date of such certificate any Default and, if any Default then exists, sets forth the details thereof and the action that the Company is taking or proposes to take with respect thereto; and

46	2 August 2004

(iii)	states whether, since the date of the most recent financial statements previously delivered pursuant to subsections (a) and (b) of Clause 20.1 (Financial information), there has been a change in the generally accepted accounting principles applied in preparing the financial statements then being delivered from those applied in preparing the most recent financial statements and, in the case of the Company, audited financial statements so delivered which is material to the financial statements then being delivered;

(d)	within five days after any Principal Officer of the Company obtains knowledge of any Default, if such Default is continuing, a certificate of the chief financial officer, Treasurer or chief accounting officer of the Company setting forth the details thereof and the action that the Company is taking or proposes to take with respect thereto;

(e)	promptly upon the receipt of request from the Facility Agent (acting on the request of any Lender), copies of all financial statements, reports and proxy statements that the Company shall have mailed to its shareholders;

(f)	promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports that the Company or any of its Consolidated Subsidiaries shall have filed with the Securities and Exchange Commission;

(g)	excluding any event which has not resulted and will not result in a potential liability of a member of the ERISA Group under Title IV of ERISA in an amount in excess of $35,000,000, if and when any member of the ERISA Group;

(i)	gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which could reasonably lead to a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC;

(ii)	receives notice of complete or partial withdrawal liability under Title IV of ERISA in an amount greater than $35,000,000 or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice;

(iii)	receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such application;

(iv)	applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application;

(v)	gives notice of intent to terminate any Plan Under Section 4041(c) of ERISA, a copy of such notice and other information filed with PBGC;

(vi)	gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or

(vii)	fails to make any required payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any

47	2 August 2004

amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security,

a certificate of the chief financial officer or the chief accounting officer of the Company setting forth details as to such occurrence and action, if any, which the applicable member of the ERISA Group is required or proposes to take; and

(h)	from time to time to such additional information regarding the financial position, results of operations or business of the Group as the Facility Agent, at the request of any Lender, may reasonably request.

20.2	Use of websites

(a)	Documents required to be delivered pursuant to Clause 20 (Information Covenants) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date:

(i)	on which the Company posts such documents, or provides a link thereto on the Company’s website on the internet; or

(ii)	on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Facility Agent have access (whether a commercial, third-party website or whether sponsored by the Facility Agent), provided that:

(i)	the Company shall deliver one paper copy of such documents to either Facility Agent or any Lender that requests the Company to deliver a paper copy until a written request to cease delivering paper copies is given by the Facility Agent or such Lender; and

(ii)	the Company shall notify the Facility Agent (for further notification to each Lender) of the posting of any such documents.

(b)	The Company must promptly upon becoming aware of its occurrence, notify the Facility Agent if:

(i)	the website cannot be accessed;

(ii)	the website or any information on the website is infected by any electronic virus or similar software;

(iii)	the password for the website is changed; or

(iv)	any information to be supplied under this Agreement is posted on the website or amended after being posted.

If the circumstances in sub-paragraphs (i) or (ii) above occur, the Company must supply any information required under this Agreement in paper form until the Facility Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.

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20.3	Know your customer requirements

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than five Business Days’ prior written notice to the Facility Agent, notify the Facility Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 30.6 (Additional Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Facility Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Facility Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

49	2 August 2004

21.	FINANCIAL COVENANTS

21.1	Interpretation

(a)	Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with the principles applied in connection with the Original Financial Statements.

(b)	No item must be credited or deducted more than once in any calculation under this Clause.

21.2	Fixed Charge Coverage

The Company must ensure that as at the last day of each fiscal quarter of the Company, the ratio of Consolidated Cash Flow Available for Fixed Charges to Consolidated Fixed Charges, in each case for the four fiscal quarters ending on such day shall not be less than 2:1.

21.3	Debt Coverage

The Company must ensure that as at the last day of each fiscal quarter of the Company, the ratio of Total Borrowed Funds at such day to EBITDA for the period of four fiscal quarters ending on such day shall not be greater than 3:1.

22.	GENERAL COVENANTS

22.1	Payment of Obligations

The Company will and will cause each of its Material Subsidiaries to pay and discharge, as the same shall become due and payable:

(a)	all material claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, in any case, if unpaid, might by law give rise to a Lien upon any of its property or assets; and

(b)	all material taxes, assessments and governmental charges or levies upon it or its property or assets,

except where any items in paragraphs (a) or (b) above may be contested in good faith by appropriate proceedings, and the Company or such Subsidiary, as the case may be, shall have set aside on its books, in accordance with the generally accepted accounting principles, appropriate reserves for the accrual of any such items.

22.2	Maintenance of Property; Insurance

The Company

(a)	will keep, and will cause each of its Material Subsidiaries to keep, all material property useful and necessary in its business in good working order and condition in accordance with generally accepted industry standards applicable to the line of business in which property is used;

(b)

will maintain and will cause each of its Material Subsidiaries to maintain (either in the name of the Company or in such Subsidiary’s own name) with insurance companies which the Company reasonably believes, at the time the relevant coverage is placed or renewed, are financially sound and responsible, insurance on all their

50	2 August 2004

respective properties in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies of established repute engaged in the same or similar business; and

(c)	will furnish to the Lenders, upon written request from the Facility Agent, information presented in reasonable detail as to the insurance so carried. Notwithstanding the foregoing, the Company may, in lieu of maintaining the insurance required by the preceding sentence, self-insure, or cause any of its Subsidiaries to self-insure, with respect to the properties and risks referred to in the preceding sentence to the extent that such self-insurance is customary among companies of established repute engaged in the line of business in which such properties are used or to which such risks pertain.

22.3	Conduct of Business and Maintenance of Existence

Subject to Clause 22.6 (Consolidation, Mergers and Sales of Assets) the Company will continue, and will cause each of its Material Subsidiaries to continue, to engage in business of the same general type as now conducted by the Company and its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each of its Material Subsidiaries to preserve, renew and keep in full force and effect, their respective corporate existences and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that, subject to Clause 22.6 (Consolidations, Mergers and Sale of Assets), nothing in this Clause 22.3 shall prohibit the termination of the corporate existence of any Subsidiary (other than any of the U.S. Borrowers) if the Company in good faith determines that such termination is in the best interest of the Company and is not materially adverse to the interests of the Lenders; provided further that nothing in this Clause 22.3 shall prohibit the termination of the corporate existence of the Company or any U.S. Borrower, if such termination is the result of the merger of such U.S. Borrower with the Company or of the merger of the U.S. Borrowers with each other, in each case, pursuant to Clause 22.6 (Consolidations, Mergers and Sale of Assets) hereof.

22.4	Inspection of Property, Books and Records

The Company will keep, and will cause each of its Material Subsidiaries to keep, proper books of record and account in which full, true and correct entries in conformity with generally accepted accounting principles shall be made of all dealings and transactions in relation to its business and activities. The Company, upon reasonable request by any Lender to the Treasurer of the Company, will permit, and will cause each of its Subsidiaries to permit, representatives of any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

22.5	Negative pledge

(a)	Except as provided below, the Company will not, and will not permit any of its Material Subsidiaries to, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by the Company or any such Subsidiary.

(b)	Paragraph (a) does not apply to:

(i)	any Lien existing as at the date of this Agreement securing Debt outstanding as at the date of this Agreement in an aggregate principal amount not exceeding $25,000,000;

51	2 August 2004

(ii)	any Lien existing on any asset prior to the acquisition thereof by the Company or such Subsidiary and not created in contemplation of such acquisition;

(iii)	any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary and not created in contemplation of such event;

(iv)	any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing subsections of this Clause 22.5 (Negative pledge), provided that the outstanding principal amount of such Debt is not increased and is not secured by any additional assets;

(v)	any Liens arising in the ordinary course of business of the Company or any of its Subsidiaries which (i) do not secure Debt or Derivatives Obligations and (ii) do not in the aggregate materially detract from the value of the assets of the Company and its Consolidated Subsidiaries, considered as a whole, or impair the use thereof in the operation of the business of the Company and its Consolidated Subsidiaries, considered as a whole; provided that any Lien on any asset of the Company or any of its Subsidiaries arising in connection with a judgment in excess of $50,000,000 (reduced, for purposes of this proviso, by any amount in respect thereof that is acknowledged by a reputable insurer as being payable under any valid and enforceable insurance policy issued by such insurer), whether or not such judgment is being contested or execution thereof has been stayed, shall be deemed not arising in the ordinary course of business of the Company or such Subsidiary;

(vi)	Liens on cash and cash equivalents securing Derivatives Obligations, provided that the aggregate amount of cash and cash equivalents subject to such Liens may at no time exceed $50,000,000;

(vii)	any Lien not otherwise permitted by the foregoing provisions of this Clause 22.5 (Negative pledge) securing Debt (or Derivatives Obligations, as measured by the amount of the pledged collateral in excess of that permitted under paragraph (vi) above in an aggregate principal amount not to exceed an amount equal to 10% of Consolidated Tangible Assets (excluding any such Lien securing any individual obligation in an amount not in excess of $5,000,000);

(viii)	any Lien on any asset or assets of the Company or any of its Subsidiaries securing Excess Secured Debt; and

(ix)	Liens created in connection with a Receivables Securitization Facility, provided that the aggregate principal or equivalent amount of obligations secured by such Liens shall at no time exceed $350,000,000.

22.6	Consolidations, Mergers and Sale of Assets

(a)	Neither the Company, any Borrower nor any U.S. Borrowers shall consolidate or merge with or into any Person, except that:

(i)	the Company, any Borrower and any of the U.S. Borrowers may merge with any Person (other than each other) if the Company, such Borrower or such U.S. Borrower is the surviving corporation and if, immediately after such merger (and giving effect thereto), no Default shall have occurred and be continuing;

(ii)	the Company, any Borrower and any of the U.S. Borrowers may merge with each other; and

52	2 August 2004

(iii)	the Borrowers or the U.S. Borrowers may merge with each other,

if, in respect of (ii) and (ii) above:

(A)	immediately after such merger (and giving effect thereto), no Default shall have occurred and be continuing; and

(B)	the surviving corporation, whether it be the Company, a Borrower, or a U.S. Borrower, shall have signed an instrument of assumption in form and substance satisfactory to the Majority Lenders immediately prior to such merger.

(b)	Other than sales or transfers of account receivables under any Receivables Securitization Facility, the Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer or dispose of to any Person all or any substantial part of the assets of the Company and its Subsidiaries, taken as a whole. A sale, lease, transfer or disposal of 25 per cent. or greater of the assets of the Company and its Subsidiaries, taken as a whole, shall be deemed to be a sale, lease, transfer or disposal of a substantial part of the assets of the Company and its Subsidiaries, taken as a whole.

22.7	Transactions with Group Affiliates

The Company will not, and will not permit any of its Material Subsidiaries to, directly or indirectly, engage in any material transaction with a Group Affiliate (other than a Wholly-Owned Subsidiary) unless the terms of such transaction are determined on an arm’s-length basis and are substantially as favourable to the Company or such Subsidiary as the terms which could have been obtained from a Person which was not a Group Affiliate.

22.8	Use of Proceeds

The Company shall procure that the proceeds of any Credits will not be used in violation of any applicable law or regulation, including without limitation Regulation T, U or X of the Board of Governors of the U.S. Federal Reserve System, as each is in effect from time to time.

22.9	Authorisations

The Company shall procure that each Obligor promptly obtains, maintains and complies with the terms of any authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document in its jurisdiction of incorporation.

22.10	Compliance with laws

The Company shall comply, and shall procure that each member of the Group will comply in all respects with all laws to which it is subject where failure to do so has affected or is reasonably expected to affect the business, financial position or results or operations of the Group in a manner material and adverse to the creditworthiness of the Borrowers and the other Obligors, considered as a whole.

22.11	Guarantor cover

The Company must ensure that each of its Wholly Owned Domestic Material Subsidiaries becomes a Guarantor within 30 days of it becoming a Wholly Owned Domestic Material

53	2 August 2004

Subsidiary of the Company, provided that the foregoing shall not apply to any Wholly Owned Domestic Material Subsidiary if such Wholly Owned Domestic Material Subsidiary is a Subsidiary of an Obligor (other than the Company or any of the Borrowers).

23.	DEFAULT

23.1	Events of Default

Each of the events set out in this Clause is an Event of Default.

23.2	Non-payment

(a)	A Borrower does not pay on the due date any principal amount payable by it under the Finance Documents in the manner required under the Finance Documents.

(b)	A Borrower does not pay on the due date any other amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment is remedied within three Business Days of the due date.

23.3	Breach of other obligations

(a)	An Obligor does not comply with any term of Clauses 3.1 (Loans), 3.2 (Letters of Credit), 21.2 (Fixed Charge Coverage), 21.3 (Debt Coverage), 22.5 (Negative pledge) 22.6 (Consolidations, Mergers and Sales of Assets) 22.7 (Transactions with Group Affiliates) 22.8 (Use of Proceeds); or

(b)	an Obligor fails to observe or perform any of its covenants or agreements contained in the Finance Documents not already referred to in Clause 23.2 (Non-payment) or paragraph (a) above for thirty days after notice thereof has been given to the Company by the Facility Agent at the request of any Lender.

23.4	Misrepresentation

Any representation, warranty, certification or statement made or deemed to be made by an Obligor in any Finance Document or in any certificate, financial statement or other document delivered under any Finance Document shall prove to have been incorrect in any material respect when made or deemed to be made or repeated.

23.5	Cross-default

(a)	The Company or any of its Subsidiaries fails to make any payment in respect of any Material Financial Obligations when due and beyond the applicable grace period.

(b)	An event or condition occurs that:

(i)	results in the acceleration of the maturity of any Debt of the Company or any of its Subsidiaries aggregating in excess of $50,000,000; or

(ii)	enables (or with the giving of notice or the lapse of time, or both, would enable), the holder or holders of such Debt referred to in (i) above, or any Person acting on behalf of such holder or holders, to accelerate the maturity thereof.

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23.6	Insolvency

Any of the following occurs in respect of a Borrower, other than any Borrower organised under the laws of the U.S. or any State of the U.S. (including the District of Colombia) or that resides or has a domicile, a place of business or property in the U.S.:

(a)	it is, or is deemed for the purposes of any applicable law to be, unable to pay its debts as they fall due or insolvent;

(b)	it admits its inability to pay its debts as they fall due;

(c)	it suspends making payments on any of its debts or announces an intention to do so;

(d)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling of any of its indebtedness;

(e)	a moratorium is declared in respect of any of its indebtedness; or

(f)	any other analogous step or procedure is taken in any jurisdiction.

If a moratorium occurs in respect of any Borrower, other than any Borrower organised under the laws of the U.S. or any State of the U.S. (including the District of Colombia) or that resides or has a domicile, a place of business or property in the U.S., the ending of the moratorium will not remedy any Event of Default caused by the moratorium.

23.7	Insolvency proceedings

(a)	Except as provided below, any of the following occurs in respect of a Borrower, other than any Borrower organised under the laws of the U.S. or any State of the U.S. (including the District of Colombia) or that resides or has a domicile, a place of business or property in the U.S.:

(i)	any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

(ii)	a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its winding-up, administration or dissolution or any such resolution is passed;

(iii)	any Person presents a petition, or files documents with a court or any registrar, for its winding-up, administration or dissolution;

(iv)	an order for its winding-up, administration or dissolution is made;

(v)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

(vi)	its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

55	2 August 2004

(vii)	any other analogous step or procedure is taken in any jurisdiction.

(b)	Except as provided below, any of the following occurs in respect of a member of the Group.

(i)	The Company or any Subsidiary of the Company commences a voluntary case or other proceeding seeking liquidation, reorganisation or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, of shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally or admit in writing its inability to pay its debts as they become due, or shall take any corporate action to authorise any of the foregoing;

(ii)	an involuntary case or other proceeding is commenced against any member of the Group seeking liquidation, reorganisation or other relief with respect to it or its debt under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or

(iii)	any other analogous step or procedure is taken in any jurisdiction.

(c)	Paragraphs (a) and (b) do not apply to a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within 14 days.

23.8	ERISA

(a)	If any member of the ERISA Group fails to pay when due an amount or amounts aggregating in excess of $50,000,000 which it shall have become liable to pay under Title IV of ERISA (other than any such liability which is being contested in good faith by appropriate proceedings and is not secured by any Lien); or

(b)	notice of intent to terminate a Plan or Plans having aggregate Unfunded Liabilities in excess of $50,000,000 (a Material Plan) is filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or

(c)	the PBGC institutes proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or

(d)	a condition exists by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

(e)	there occurs a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) or ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current annual payment obligation in excess of $50,000,000 or an aggregate payment obligation in excess of $50,000,000.

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23.9	Judgment for payment of money

A judgment or order for the payment of money (reduced, for purposes of this Clause 23.9 (Judgment for the payment of money), by any amount in respect thereof that is acknowledged by a reputable insurer as being payable under any valid and enforceable insurance policy issued by such insurer) in excess of $50,000,000 is rendered against any member of the Group and such judgment or order shall continue unsatisfied and unstayed for a period ending on the first to occur of:

(a)	the last day on which such judgment or order becomes final and inapplicable; or

(b)	45 days.

23.10	Unlawfulness

It is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents.

23.11	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.12	Ownership of the Original Borrower

The Original Borrower is not or ceases to be a Subsidiary of the Company.

23.13	Change of control of the Company

If either:

(a)	more than 30 per cent. (40 per cent., in the case of voting securities held by a Plan) in voting power of the voting securities of the Company is beneficially owned by any Person or by any two or more Persons who “act as a partnership, limited partnership syndicate, or other group for the purpose of acquiring, holding or disposing of Securities” of the Company as the case may be, within the meaning of Section 13(d)(3) of the U.S. Securities Exchange Act of 1934 (other than, in each case, Joseph Neubauer, his estate or trusts of which he is the grantor or trustee or his or their affiliates); or

(b)	a majority of the members of the board of directors of the Company on any date are not:

(i)	members of the board of directors of the Company on the date 12 months prior to such date; or

(ii)	approved by Persons who constitute at least a majority of the members of the board of directors of the Company as constituted on the date 12 months prior to such date.

23.14	Acceleration

(a)	Subject to paragraphs (b) and (c) below, if an Event of Default is outstanding, the Facility Agent shall if so instructed by the Majority Lenders, by notice to the Original Borrower:

(i)	if not already cancelled pursuant to paragraph (b) below, cancel all or any part of the Total Commitments; and/or

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(ii)	declare that all or part of any amounts outstanding under the Finance Documents are:

(A)	immediately due and payable; and/or

(B)	payable on demand by the Facility Agent acting on the instructions of the Majority Lenders; and/or

(iii)	declare that full cash cover in respect of each Letter of Credit that is outstanding at such time is immediately due and payable.

(b)	If an Event of Default described in paragraph (b) of Subclause 23.7 (Insolvency proceedings) occurs in respect of the Company or any Borrower organised under the laws of the U.S. or any State of the U.S. (including the District of Colombia) or that resides or has a domicile, a place of business or property in the U.S., without any notice to any Obligor or any other act by the Facility Agent of any Lender::

(i)	the Total Commitments will, if not already cancelled under this Agreement, be immediately and automatically cancelled;

(ii)	all amounts outstanding under the Finance Documents will be immediately and automatically due and payable; and

(iii)	full cash cover in respect of each Letter of Credit that is outstanding at such time will be immediately due and payable.

(c)	Any notice given under this Subclause will take effect in accordance with its terms.

24.	THE ADMINISTRATIVE PARTIES

24.1	Appointment and duties of the Facility Agent

(a)	Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under the Finance Documents.

(b)	Each Finance Party irrevocably authorises the Facility Agent to:

(i)	perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute each Finance Document expressed to be executed by the Facility Agent.

(c)	The Facility Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

24.2	Role of the Arrangers

Except as specifically provided in the Finance Documents, no Arranger has any obligations of any kind to any other Party in connection with any Finance Document.

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24.3	No fiduciary duties

Except as specifically provided in a Finance Document, nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other Person. No Administrative Party need hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

24.4	Individual position of an Administrative Party

(a)	If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Party may:

(i)	carry on any business with any Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with any Obligor or its related entities.

24.5	Reliance

The Facility Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper Person;

(b)	rely on any statement made by any Person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Facility Agent); and

(d)	act under the Finance Documents through its personnel and agents.

24.6	Majority Lenders’ instructions

(a)	The Facility Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Facility Agent may act (or refrain from taking action) as it considers to be in the best interests of all the Lenders.

(b)	The Facility Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document.

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(d)	The Facility Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders.

24.7	Responsibility

(a)	No Administrative Party is responsible for the adequacy, accuracy or completeness of any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(b)	No Administrative Party is responsible for the legality, validity, effectiveness, adequacy, completeness or enforceability of any Finance Document or any other document.

(c)	Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)	has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document.

24.8	Exclusion of liability

(a)	The Facility Agent is not liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of the Facility Agent may rely on this Subclause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

(c)	The Facility Agent is not liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	Nothing in this Agreement will oblige any Administrative Party to satisfy any know your customer requirement in relation to the identity of any Person on behalf of any Finance Party.

(e)	Each Finance Party confirms to each Administrative Party that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other Person.

24.9	Default

(a)	The Facility Agent is not obliged to monitor or enquire whether a Default has occurred. The Facility Agent is not deemed to have knowledge of the occurrence of a Default.

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(b)	If the Facility Agent:

(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)	is aware of the non-payment of any principal, interest or fee payable to a Finance Party (other than the Facility Agent or an Arranger) under this Agreement,

it must promptly notify the other Finance Parties.

24.10	Information

(a)	The Facility Agent must promptly forward to the Person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that Person.

(b)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, the Facility Agent has no duty:

(i)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

(d)	In acting as the Facility Agent, the agency division of the Facility Agent is treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be treated as information possessed by the Facility Agent in its capacity as such.

(e)	The Facility Agent is not obliged to disclose to any Person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)	Each Obligor irrevocably authorises the Facility Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Facility Agent.

24.11	Indemnities

(a)	Without limiting the liability of any Obligor under the Finance Documents, each Lender must indemnify the Facility Agent for that Lender’s Pro Rata Share of any loss or liability incurred by the Facility Agent in acting as the Facility Agent, except to the extent that the loss or liability is caused by the Facility Agent’s gross negligence or wilful misconduct.

(b)	The Facility Agent may deduct from any amount received by it for a Lender any amount due to the Facility Agent from that Lender under a Finance Document but unpaid.

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24.12	Compliance

Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any Person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

24.13	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint any of its Affiliates as successor Facility Agent by giving notice to the other Finance Parties and the Original Borrower.

(b)	Alternatively, the Facility Agent may resign by giving notice to the Finance Parties and the Original Borrower, in which case the Majority Lenders may appoint a successor Facility Agent.

(c)	If no successor Facility Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent.

(d)	The Person(s) appointing a successor Facility Agent must, if practicable, consult with the Original Borrower prior to the appointment. Any successor Facility Agent must have an office in the U.K.

(e)	The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only when the successor Facility Agent notifies all the Parties that it accepts its appointment. On giving the notification, the successor Facility Agent will succeed to the position of the Facility Agent and the term Facility Agent will mean the successor Facility Agent.

(f)	The retiring Facility Agent must, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under the Finance Documents.

(g)	Upon its resignation becoming effective, this Clause will continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Facility Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

(h)	The Majority Lenders may, by notice to the Facility Agent, require it to resign under paragraph (b) above.

24.14	Relationship with Lenders

(a)	The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

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(c)	The Facility Agent must keep a register of all the Parties and supply any other Party with a copy of the register on request. The register will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.

24.15	Notice period

Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

24.16	Qualifying Lender

Each Original Lender confirms to the Original Borrower that it is a Qualifying Lender.

25.	EVIDENCE AND CALCULATIONS

25.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

25.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

25.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 or 365 days or otherwise, depending on what the Facility Agent determines is market practice.

26.	FEES

26.1	Facility Agent’s fee

The Original Borrower must pay to the Facility Agent for its own account an agency fee in the manner agreed in a Fee Letter between the Facility Agent and the Original Borrower.

26.2	Arrangement and participation fees

The Original Borrower must pay to the Arrangers for their own account arrangement and participation fees in the manner agreed in a Fee Letter between the Arrangers and the Original Borrower.

26.3	Commitment fee

(a)	The Original Borrower must pay a commitment fee computed at the rate of 40 per cent. per annum of the applicable Margin on the undrawn, uncancelled amount of each Lender’s Commitment.

(b)	Accrued commitment fee is payable quarterly in arrear. Accrued commitment fee is also payable to the Facility Agent for a Lender on the date its Commitment is cancelled in full.

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27.	INDEMNITIES AND BREAK COSTS

27.1	Currency indemnity

(a)	The Borrowers must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	that Finance Party receiving an amount in respect of an Obligor’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)	Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

27.2	Other indemnities

(a)	The Borrowers must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)	any failure by an Obligor to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)	(other than by reason of negligence or default by that Finance Party) a Credit not being made after a Request has been delivered for that Credit; or

(iv)	a Credit (or part of a Credit) not being prepaid in accordance with this Agreement.

The Borrowers’ liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or any Credit.

(b)	The Borrowers must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of:

(i)	investigating any event which the Facility Agent reasonably believes to be a Default; or

(ii)	acting or relying on any notice which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.

27.3	Break Costs

(a)	Each Borrower must pay to each Lender its Break Costs.

(b)	Break Costs are the amount (if any) determined by the relevant Lender by which:

(i)	the interest which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

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exceeds

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(c)	Each Lender must supply to the Facility Agent for the relevant Borrower details of the amount of any Break Costs claimed by it under this Subclause.

28.	EXPENSES

28.1	Initial costs

The Original Borrower must pay to each Administrative Party the amount of all reasonable out-of pocket costs and expenses, including legal fees, reasonably incurred by it in connection with the negotiation, preparation, printing, execution and syndication of the Finance Documents.

28.2	Subsequent costs

The Original Borrower must pay to the Facility Agent the amount of all reasonable out-of pocket costs and expenses, including legal fees, reasonably incurred by it in connection with:

(a)	the negotiation, preparation, printing and execution of any Finance Document (other than a Transfer Certificate) executed after the date of this Agreement; and

(b)	any amendment, waiver or consent requested by or on behalf of an Obligor or specifically allowed by this Agreement.

28.3	Enforcement costs

(a)	The Borrowers must pay to each Finance Party the amount of all out-of-pocket costs and expenses, including legal fees, incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

(b)	Costs and expenses (including legal fees) that are not directly related to the occurrence of an Event of Default or the enforcement of a Finance Party’s rights after an Event of Default has occurred and is continuing will only be payable under paragraph (a) above to the extent they are reasonable.

29.	AMENDMENTS AND WAIVERS

29.1	Procedure

(a)	Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Original Borrower and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

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(b)	The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

29.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(iv)	an increase in, or an extension of, a Commitment or the Total Commitments (other than an increase in the Total Commitments pursuant to Clause 2.3 (Increase in Total Commitments);

(v)	a release of the Company or all or substantially all of the Guarantors other than in accordance with the terms of this Agreement which has the effect of such Obligor ceasing to be an Obligor under the Finance Documents;

(vi)	a term of a Finance Document which expressly requires the consent of each Lender;

(vii)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(viii)	this Clause,

may only be made with the consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

(c)	A Fee Letter may be amended or waived with the agreement of the Administrative Party that is a party to that Fee Letter and the Original Borrower.

(d)	Notwithstanding the provisions of this Clause 29, an amendment to the amount of the Total Commitments may be made in accordance with Clause 2.3 (Increase in Total Commitments).

29.3	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Original Borrower) determines is necessary to reflect the change.

29.4	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

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(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

30.	CHANGES TO THE PARTIES

30.1	Assignments and transfers by Obligors

No Obligor may assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

30.2	Assignments and transfers by Lenders

(a)	A Lender (the Existing Lender) may at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to any other bank or financial institution or to a trust fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

(b)	The consent of the Original Borrower is required for any assignment or transfer unless the New Lender is another Lender or an Affiliate of a Lender or an Event of Default is outstanding. The consent of the Original Borrower must not be unreasonably withheld or delayed.

(c)	The Original Borrower may not withhold its consent solely because the assignment or transfer might increase the Mandatory Cost.

(d)	No assignment or transfer under this Clause will be effective until the Facility Agent has completed all know your customer requirements relating to any Person that it is required to carry out in relation to such assignment or transfer. The Facility Agent is not obliged to execute a Transfer Certificate until it has completed all know your customer requirements to its satisfaction.

(e)	A transfer of obligations will be effective only if either:

(i)	the obligations are novated in accordance with the following provisions of this Clause; or

(ii)	the New Lender confirms to the Facility Agent and the Original Borrower in form and substance satisfactory to the Facility Agent that it is bound by the terms of this Agreement as a Lender. On the transfer becoming effective in this manner the Existing Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.

(f)	Unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of £1,500.

(g)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

(h)	The consent of each Issuing Bank is required for any assignment or transfer of a Lender’s rights and obligations under this Agreement.

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30.3	Procedure for transfer by way of novations

(a)	In this Subclause:

Transfer Date means, for a Transfer Certificate, the later of:

(i)	the proposed Transfer Date specified in that Transfer Certificate; and

(ii)	the date on which the Facility Agent executes that Transfer Certificate.

(b)	A novation is effected if:

(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

(ii)	the Facility Agent executes it.

The Facility Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order.

(c)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(d)	On the Transfer Date:

(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender; and

(ii)	the Existing Lender will be released from those obligations and cease to have those rights.

(e)	The Facility Agent must, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Original Borrower a copy of that Transfer Certificate.

30.4	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender is not responsible to a New Lender for the legality, validity, adequacy, accuracy, completeness or performance of:

(i)	any Finance Document or any other document; or

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature or extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

68	2 August 2004

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(c)	Nothing in any Finance Document requires an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under any Finance Document or otherwise.

30.5	Costs resulting from change of Lender or Facility Office

If:

(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to pay a Tax Payment or an Increased Cost,

then, unless the assignment, transfer or change is made by a Lender to mitigate any circumstances giving rise to the Tax Payment, Increased Cost or a right to be prepaid and/or cancelled by reason of illegality, the Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

30.6	Additional Obligors

(a)	If one of the wholly-owned Subsidiaries of the Company is to become an Additional Obligor, then the Company must (following consultation with the Facility Agent) deliver to the Facility Agent the relevant documents and evidence listed in Part 2 of Schedule 2 (Conditions precedent documents).

(b)	The prior consent of the Majority Lenders is required if the Additional Obligor is to be an Additional Borrower.

(c)	The relevant Subsidiary will become an Additional Obligor when the Facility Agent notifies the other Finance Parties and the Original Borrower that it has received all of the documents and evidence referred to in paragraph (a) above in form and substance satisfactory to it. The Facility Agent must give this notification as soon as reasonably practicable.

(d)	Delivery of an Accession Agreement, executed by the relevant Subsidiary and the Original Borrower, to the Facility Agent constitutes confirmation by that Subsidiary and the Original Borrower that the Repeating Representations are then correct.

30.7	Changes to the Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Original Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

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30.8	Substitution of Lenders and Issuing Banks

If the obligations of any Lender or Issuing Bank become unlawful as provided in Clause 7.2 (Illegality) or Clause 10.1 (Mandatory prepayment – illegality) or any Lender or Issuing Bank has demanded and is continuing to demand compensation under Clause 14 (Taxes) or Clause 15.1 (Increased Costs) (such Lender and/or Issuing Bank referred to in this Subclause as an Affected Finance Party), the affected Borrower may elect to substitute another financial institution (or financial institutions) (which may be one or more of the Lenders or Issuing Banks) for the Affected Finance Party, whereupon such Borrower shall so notify the Facility Agent and the Affected Finance Party. If the Lenders or, as the case may be, Issuing Banks advise the Facility Agent that they consent to the substitution of each proposed substitute financial institution, then such substitute financial institution or financial institutions may purchase the Loans and Letters of Credit and assume the Commitment of the Affected Finance Party; provided that, on or prior to such purchase and assumption, each such substitute financial institution shall have executed and delivered to the Facility Agent an instrument, in form and substance reasonably satisfactory to the Facility Agent (and which in the case of the transfer of Loans shall be in the form of a Transfer Certificate), agreeing to be bound by the terms of this Agreement and assuming all (or the relevant portion of) the obligations under this Agreement of the Affected Finance Party and, if the Affected Finance Party is an Issuing Bank, the obligations under any Letters of Credit issued by that Issuing Bank. Upon the receipt by the Facility Agent of such instrument (which in the case of the transfer of Loans shall be in the form of a Transfer Certificate) from each such substitute financial institution and, if applicable, evidence of any consents required from the beneficiaries of any Letters of Credit issued by the relevant Issuing Bank to such purchase and assumption, each such substitute financial institution shall become a Lender or Issuing Bank for purposes of this Agreement, and the Affected Finance Party shall (with respect to such assigned Loans, Letter of Credit and Commitments) no longer be a Lender or Issuing Bank hereunder; provided that neither the Affected Finance Party nor the affected Borrower shall be deprived of any of its rights or released from any of its obligations under this Agreement with respect to any period prior to the date on which such substitution becomes effective.

31.	DISCLOSURE

31.1	Disclosure

(a)	Each Finance Party must keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

(i)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(ii)	in connection with any legal or arbitration proceedings;

(iii)	if required to do so under any law or regulation;

(iv)	to a governmental, banking, taxation or other regulatory authority;

(v)	to its professional advisers;

(vi)	to the extent allowed under paragraph (b) below;

(vii)	to another Obligor; or

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(viii)	with the prior written agreement of the relevant Obligor.

(b)	A Finance Party may disclose to an Affiliate or any Person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a participant):

(i)	a copy of any Finance Document; and

(ii)	any information which that Finance Party has acquired under or in connection with any Finance Document.

However, before a participant may receive any confidential information, it must agree with the relevant Finance Party to keep that information confidential on the terms of paragraph (a) above.

(c)	This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

31.2	USA Patriot Act

Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on 26th October, 2001) (the Act), it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the Act.

32.	SET-OFF

If an Event of Default has occurred and is continuing a Finance Party may set off any matured obligation owed to it by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33.	PRO RATA SHARING

33.1	Redistribution

If any amount owing by an Obligor under this Agreement to a Lender (the recovering Lender) is discharged by payment, set-off or any other manner other than through the Facility Agent under this Agreement (a recovery), then:

(a)	the recovering Lender must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)	the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Lender would have received if the recovery had been received and distributed by the Facility Agent under this Agreement; and

(c)	the recovering Lender must pay to the Facility Agent an amount equal to the excess (the redistribution).

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33.2	Effect of redistribution

(a)	The Facility Agent must treat a redistribution as if it were a payment by the relevant Obligor under this Agreement and distribute it among the Lenders, other than the recovering Lender, accordingly.

(b)	When the Facility Agent makes a distribution under paragraph (a) above, the recovering Lender will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)	If and to the extent that the recovering Lender is not able to rely on any rights of subrogation under paragraph (b) above, the relevant Obligor will owe the recovering Lender a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)	If:

(i)	a recovering Lender must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(ii)	the recovering Lender has paid a redistribution in relation to that recovery,

each Finance Party must reimburse the recovering Lender all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the redistribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

33.3	Exceptions

Notwithstanding any other term of this Clause, a recovering Lender need not pay a redistribution to the extent that:

(a)	it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution; or

(b)	it would be sharing with another Finance Party any amount which the recovering Lender has received or recovered as a result of legal or arbitration proceedings, where:

(i)	the recovering Lender notified the Facility Agent of those proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

34.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

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35.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

36.	NOTICES

36.1	In writing

(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(i)	in Person, by post or fax; or

(ii)	if between the Facility Agent and a Lender and the Facility Agent and the Lender agree, by e-mail or other electronic communications.

(b)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

36.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of the Original Borrower for this purpose are:

Address:	c/o ARAMARK Corporation, 1101 Market Street, Philadelphia, PA 19107, USA
Fax number:	+1 215 238 3282
Attention:	General Counsel

(c)	The contact details of the Facility Agent for this purpose are:

Address:	5, The North Colonnade, Canary Wharf, E14 4BB
Fax number:	+44 20 7773 4893
Attention:	Ola Busari

(d)	Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(e)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

36.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in Person, at the time of delivery;

(ii)	if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

73	2 August 2004

(iii)	if by fax, when received in legible form; and

(iv)	if by e-mail or any other electronic communication, when received in legible form.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Facility Agent or an Obligor will only be effective on actual receipt by it.

36.4	Obligors

(a)	All communications under the Finance Documents to or from an Obligor must be sent through the Facility Agent.

(b)	All communications under the Finance Documents to or from an Obligor (other than the Original Borrower) must be sent through the Original Borrower.

(c)	Each Obligor (other than the Original Borrower) irrevocably appoints the Original Borrower to act as its agent:

(i)	to give and receive all communications under the Finance Documents;

(ii)	to supply all information concerning itself to any Finance Party; and

(iii)	to sign all documents under or in connection with the Finance Documents.

(d)	Any communication given to the Original Borrower in connection with a Finance Document will be deemed to have been given also to the other Obligors.

(e)	The Facility Agent may assume that any communication made by the Original Borrower is made with the consent of each other Obligor.

37.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)	(unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

38.	GOVERNING LAW

This Agreement is governed by English law.

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39.	ENFORCEMENT

39.1	Jurisdiction

(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document.

(b)	Notwithstanding paragraph (a) above, any New York State court or Federal court sitting in the City and County of New York also has jurisdiction to settle any dispute in connection with any Finance Document.

(c)	The English and New York courts are the most appropriate and convenient courts to settle any such dispute and each Obligor waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(d)	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, a Finance Party may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

39.2	Service of process

(a)	Each Obligor not incorporated in England and Wales irrevocably appoints Aramark Investments Limited as its agent under the Finance Documents for service of process in any proceedings before the English courts.

(b)	The Original Borrower irrevocably appoints CT Corporation as its agent for service of process in any proceedings before any New York State courts.

(c)	Each U.S. Obligor consents to process being served in connection with any proceedings before any New York courts by mailing a copy thereof by registered mail or certified air mail, postage prepaid, return receipt requested, to the address set out in Clause 36.2(b) (Contact details). Each such Obligor agrees that such service:

(i)	shall be deemed in every respect effective service of process upon such Obligor in any such proceedings; and

(ii)	shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such Obligor.

(d)	If any Person appointed as process agent is unable for any reason to act as agent for service of process, the Original Borrower (on behalf of all the Obligors) must immediately appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

(e)	Each Obligor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(f)	This Clause does not affect any other method of service allowed by law.

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39.3	Waiver of immunity

Each Obligor irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

39.4	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY COURT.

39.5	Complete Agreement

The Finance Documents contain the complete agreement between the Parties on the matters to which they relate and supersede all prior commitments, agreements and understandings, whether written or oral, on those matters.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1

ORIGINAL PARTIES

Name of Original Guarantor

ARAMARK Corporation

ARAMARK Educational Group, Inc.

ARAMARK FHC LLC

ARAMARK Food and Support Services Group, Inc.

ARAMARK Healthcare Support Services, Inc.

ARAMARK Refreshment Services, Inc.

ARAMARK Services, Inc.

ARAMARK SMMS LLC

ARAMARK Sports and Entertainment Group, Inc.

ARAMARK Uniform & Career Apparel, Inc.

ARAMARK Uniform & Career Apparel Group, Inc.

Name of Original Lender	Commitments
Barclays Bank PLC	27,500,000
Deutsche Bank AG London	27,500,000
BNP Paribas	20,000,000
Calyon New York Branch	20,000,000
Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank International”, New York Branch	20,000,000
The Royal Bank of Scotland plc	20,000,000
KBC Bank NV	15,000,000

Total Commitments	£150,000,000

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SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

PART 1

TO BE DELIVERED BEFORE THE FIRST REQUEST

Original Obligors

1.	A copy of the constitutional documents of each Original Obligor.

2.	A copy of a resolution of the board of directors of each Original Obligor approving the terms of, and the transactions contemplated by, this Agreement.

3.	A specimen of the signature of each Person authorised on behalf of an Original Obligor to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

4.	A certificate of an authorised officer of the Company:

(a)	certifying that utilising and/or guaranteeing, as applicable, the Total Commitments in full would not breach any limit binding on the Original Obligors; and

(b)	certifying that each copy document specified in Part 1 of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

5.	Evidence that the process agents referred to in Clause 39.2 (Service of process) has accepted its appointment.

Legal opinions

6.	A legal opinion of Arthur Cox, legal advisers in Ireland to the Facility Agent, addressed to the Finance Parties.

7.	A legal opinion of Allen & Overy LLP, legal advisers in New York to the Facility Agent, addressed to the Finance Parties.

8.	A legal opinion of Allen & Overy LLP, legal advisers in England to the Facility Agent addressed to the Finance Parties.

9.	A legal opinion of Harold B. Dichter, associate general counsel of the Company addressed to the Finance Parties.

Other documents and evidence

10.	The latest consolidated financial statements of the Company.

11.	Evidence that all fees and expenses then due and payable under this Agreement have been or will be paid by the first Utilisation Date.

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12.	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified the Original Borrower is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

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PART 2

FOR AN ADDITIONAL OBLIGOR

Additional Obligors

1.	An Accession Agreement, duly executed by the Original Borrower and the Additional Obligor.

2.	A copy of the constitutional documents of the Additional Obligor.

3.	A copy of a resolution of the board of directors of the Additional Obligor approving the terms of, and the transactions contemplated by, the Accession Agreement.

4.	A specimen of the signature of each Person authorised on behalf of the Additional Obligor to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

5.	A certificate of an authorised officer of the Company:

(a)	certifying that borrowing or guaranteeing, as applicable, the Total Commitments would not breach any limit binding on the Additional Obligor; and

(b)	certifying that each copy document specified in Part 2 of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Agreement.

6.	If available, a copy of the latest audited accounts of the Additional Obligor.

7.	Evidence that the process agent of the Additional Obligor referred to in Clause 39.2 (Service of process) has accepted its appointment.

Legal opinions

8.	A legal opinion from legal advisers to the Facility Agent in the jurisdiction of incorporation at the Additional Obligor, addressed to the Finance Parties.

9.	A legal opinion of Allen & Overy LLP, legal advisers in England to the Facility Agent, addressed to the Finance Parties.

Other documents and evidence

10.	Evidence that all expenses due and payable under this Agreement in respect of the Accession Agreement have been paid.

11.	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified the Original Borrower is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Accession Agreement or for the validity and enforceability of any Finance Document.

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PART 3

TO BE DELIVERED ON THE INCREASE IN TOTAL COMMITMENTS

1.	A Supplemental Agreement, duly executed by each Obligor, the Additional Lender(s) and the Facility Agent (on its own behalf and on behalf of the Finance Parties).

2.	A certificate of an officer of the Company to the effect that, as at the date of the Supplemental Agreement or the date of the written confirmation from the relevant Lender(s) that it agrees to the voluntary increase of its Commitments, as applicable, there has been no change to any Obligor’s constitutional documents or, if there has been such a change, a copy of the relevant Obligor’s constitutional documents.

3.	A copy of a resolution of the board of directors of each Obligor approving the terms of, and the transactions contemplated by, the Supplemental Agreement and resolving that it execute the Supplemental Agreement.

4.	A certificate of an authorised officer of the Company certifying that utilisation of the increased Total Commitments in full would not cause any limit binding on any Obligor to be exceeded.

5.	A certificate of an authorised officer of the Company certifying that each copy document (if any) specified in Part 3 of this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Supplemental Agreement.

6.	Legal opinions of each law firm referred to in Part 1 of Schedule 2, addressed to the Finance Parties, confirming amongst other things that the obligations of the Guarantors under the Finance Documents extend to cover the increased Total Commitments.

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SIGNATORIES

Original Borrower

ARAMARK IRELAND HOLDINGS LIMITED

By:	John Benjamin

Company

ARAMARK CORPORATION

By:	Christopher Holland

Original Guarantors

ARAMARK CORPORATION

By:	Christopher Holland

ARAMARK EDUCATIONAL GROUP, INC.

By:	Christopher Holland

ARAMARK FHC LLC

By:	Christopher Holland

ARAMARK FOOD AND SUPPORT SERVICES GROUP, INC.

By:	Christopher Holland

ARAMARK HEALTHCARE SUPPORT SERVICES, INC.

By:	Christopher Holland

ARAMARK REFRESHMENT SERVICES, INC.

By:	Christopher Holland

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ARAMARK SERVICES, INC.

By:	Christopher Holland

ARAMARK SMMS LLC

By:	Christopher Holland

ARAMARK SPORTS AND ENTERTAINMENT GROUP, INC.

By:	Christopher Holland

ARAMARK UNIFORM & CAREER APPAREL, INC.

By:	Christopher Holland

ARAMARK UNIFORM & CAREER APPAREL GROUP, INC.

By:	Christopher Holland

Arrangers

BARCLAYS CAPITAL

By:	Niels Pedersen

DEUTSCHE BANK AG LONDON

By:	Andrew McMurdo

Alan Richardson

Original Lenders

BARCLAYS BANK PLC

By:	Niels Pedersen

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DEUTSCHE BANK AG LONDON

By:	Andrew McMurdo

Alan Richardson

BNP PARIBAS

By:	Bruno Lavolé

Christopher Criswell

CALYON NEW YORK BRANCH

By:	Attila Coach

Jacques Busquet

COOPERATIEVE CENTRAL RAIFFEISEN-BOERENLEEN BANK B.A. “RABOBANK INTERNATIONAL”, NEW YORK BRANCH

By:	Niels Pedersen

THE ROYAL BANK OF SCOTLAND PLC

By:	Maria Amaral-LeBlanc

KBC BANK NV

By:	Niels Pedersen

Initial Issuing Bank

BARCLAYS BANK PLC

By:	Niels Pedersen

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Facility Agent

BARCLAYS BANK PLC

By:	Niels Pedersen

85	2 August 2004